UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-12

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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311 ENTERPRISE DRIVE
PLAINSBORO, NEW JERSEY 08536

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 9, 2008

To the Stockholders of Integra LifeSciences Holdings Corporation:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Meeting”) of Integra LifeSciences Holdings Corporation (the “Company”) will be held as, and for the purposes, set forth below:

TIME	9:00 a.m. local time on Wednesday, July 9, 2008

PLACE	Integra LifeSciences Holdings Corporation Corporate Headquarters 315 Enterprise Drive Plainsboro, New Jersey 08536

ITEMS OF BUSINESS	1. To elect eight directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2008.

3. To approve the terms of the Amended and Restated 2003 Equity Incentive Plan.

4. To approve an amendment to the 2003 Equity Incentive Plan to increase the number of shares that may be issued under the plan.

5. To act upon any other matters properly coming before the meeting or any adjournment or postponement thereof.

RECORD DATE	Holders of record of the Company’s common stock at the close of business on May 22, 2008 are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by any stockholder for any purpose germane to the Meeting for ten days prior to the Meeting during ordinary business hours at the Company’s headquarters located at 311 Enterprise Drive, Plainsboro, New Jersey.

ANNUAL REPORT	The 2007 Annual Report of Integra LifeSciences Holdings Corporation is being mailed simultaneously herewith. The Annual Report is not to be considered part of the proxy solicitation materials.

IMPORTANT	In order to avoid additional soliciting expense to the Company, please MARK, SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the Meeting. If you attend the Meeting and wish to vote your shares in person, arrangements will be made for you to do so.

By order of the Board of Directors,

/s/ Richard D. Gorelick

Richard D. Gorelick
Senior Vice President, General Counsel,
  Human Resources and Secretary

Plainsboro, New Jersey
May 30, 2008

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
311 ENTERPRISE DRIVE
PLAINSBORO, NEW JERSEY 08536

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 9, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON JULY 9, 2008. The proxy statement and annual report to security holders are available on our internet site at
http://investor.integra-ls.com/financials.cfm

PURPOSE OF MEETING

We are providing this Proxy Statement to holders of our common stock in connection with the solicitation by the Board of Directors of Integra LifeSciences Holdings Corporation (the “Company”) of proxies to be voted at the Company’s 2008 Annual Meeting of Stockholders (the “Meeting”) and at any adjournments or postponements thereof. The Meeting will begin at 9:00 a.m. local time on Wednesday, July 9, 2008 at the Company’s Corporate Headquarters, 315 Enterprise Drive, Plainsboro, New Jersey. We are first mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the form of proxy to stockholders of the Company on or about May 30, 2008.

At the Meeting, we will ask the stockholders of the Company to consider and vote upon:

(i) the election of eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified (see “Proposal 1. Election of Directors”);

(ii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2008 (see “Proposal 2. Ratification of Independent Registered Public Accounting Firm”);

(iii) the terms of the Company’s Amended and Restated 2003 Equity Incentive Plan (see “Proposal 3. Amended and Restated 2003 Equity Incentive Plan”); and

(iv) an amendment to the Company’s 2003 Equity Incentive Plan to increase the number of shares that may be issued or awarded under the plan (see “Proposal 4. Amendment to 2003 Equity Incentive Plan to Increase Shares”).

We know of no other matters that will be presented for consideration at the Meeting. If any other matters are properly presented at the Meeting or any postponement or adjournment thereof, the persons named in the enclosed proxy will have authority to vote on such matters in accordance with their best judgment.

RECORD DATE

As of May 22, 2008, the record date for the Meeting, 27,307,058 shares of our common stock were outstanding. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Meeting or at any adjournment or postponement thereof.

VOTING AND REVOCABILITY OF PROXIES

Each share of our common stock entitles the holder of record thereof to one vote. Each stockholder may vote in person or by proxy on all matters that properly come before the Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of stockholders entitled to vote a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of voting at the Meeting. Shares abstaining from voting and shares present but not voting, including broker non-votes, are counted as “present” for purposes of determining the existence of a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by the Company, but which are not voted as to one or more proposals because timely instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares.

If we fail to obtain a quorum for the Meeting or a sufficient number of votes to approve a proposal, we may adjourn the Meeting for the purpose of obtaining additional proxies or votes or for any other purpose. At any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as they would have been voted at the original Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn). Proxies voting against a proposal set forth herein will not be used to adjourn the Meeting to obtain additional proxies or votes with respect to such proposal.

The Board of Directors is soliciting the enclosed proxy for use in connection with the Meeting and any postponement or adjournment thereof. All properly executed proxies received prior to or at the Meeting or any postponement or adjournment thereof and not revoked in the manner described below will be voted in accordance with the instructions indicated on such proxies. For each proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

You may revoke your proxy by (a) delivering to the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Secretary of the Company at or before the Meeting or (c) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered at or prior to the Meeting to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Senior Vice President, General Counsel, Human Resources and Secretary. Beneficial owners of our common stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to revoke their proxy, and may not revoke their proxy by one of the methods set forth above.

We will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mail, proxies may be solicited by telephone, telegraph or personally by our directors, officers and employees, who will receive no extra compensation for their services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to beneficial owners of shares of common stock. The Company has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $10,000 and reimbursement of the firm’s out-of-pocket expenses.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors has nominated eight persons for election as directors who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified: Thomas J. Baltimore, Jr., Keith Bradley, Ph.D., Richard E. Caruso, Ph.D., Stuart M. Essig, Neal Moszkowski, Christian S. Schade, James M. Sullivan and Anne M. VanLent, each of whom are currently directors of the Company.

If any nominee should be unable to serve as director, an event not now anticipated, the shares of common stock represented by proxies would be voted for the election of such substitute as the Board of Directors may nominate. Set forth below is certain information with respect to the persons nominated as directors of the Company. See “Principal Stockholders” for information regarding the security holdings of our director nominees.

THOMAS J. BALTIMORE, JR. has been a director of the Company since March 2007. He has served as President of RLJ Development, LLC, which he co-founded, since 2000. Prior to launching RLJ, he worked at Hilton Hotels Corporation as Vice President, Development and Finance (1999 to 2000) and Vice President, Gaming Development (1997 to 1998). From 1994 to 1996, Mr. Baltimore was Vice President, Business Development for Host Marriott Services (a spinoff entity from Host Marriott Corporation). Mr. Baltimore also worked for Marriott Corporation from 1988 to 1989 and from 1991 to 1993, holding various positions in the company, including Senior Director and Manager. Prior to his employment with Marriott, Mr. Baltimore was a staff auditor for Price Waterhouse. Mr. Baltimore is 44 years old.

KEITH BRADLEY, PH.D. has been a director of the Company since 1992. Between 1996 and 2003, he was a director of Highway Insurance plc, an insurance company listed on the London Stock Exchange, and has been a consultant to a number of business, government and international organizations. Dr. Bradley was formerly a visiting professor at the Harvard Business School, Wharton and UCLA, a visiting fellow at Harvard’s Center for Business and Government and a professor of international management and management strategy at the Open University and Cass London Business Schools. Dr. Bradley has taught at the London School of Economics and was the director of the School’s Business Performance Group for more than six years. He received B.A., M.A. and Ph.D. degrees from British universities. He also serves as a director and chair of North Star Capital Management Limited and GRS Financial Solutions Limited. Dr. Bradley is 63 years old.

RICHARD E. CARUSO, PH.D. founded the Company in 1989 and has served as the Company’s Chairman since March 1992. Dr. Caruso is currently a member of The Provco Group, a venture and real estate investment company, an advisor to Quaker BioVentures, a medical venture capital financial investor, a member of the Board of Directors of Nitric Biotherapeutics, Inc., a start-up company in which Quaker BioVentures is an investor, focused on novel proprietary technologies for the treatment of non-healing chronic wounds, and an advisor to NewSpring Capital, a diversified venture capital financial investor. Dr. Caruso served as the Company’s Chief Executive Officer from March 1992 to December 1997 and also as the Company’s President from September 1995 to December 1997. From 1969 to 1992, Dr. Caruso was a principal of LFC Financial Corporation, a project finance company, where he was also a director and Executive Vice President. Dr. Caruso is on the Board of Susquehanna University, The Baum School of Art, The Uncommon Individual Foundation (Founder) and the American Revolution Center. He received a B.S. degree from Susquehanna University, an M.S.B.A. degree from Bucknell University and a Ph.D. degree from the London School of Economics, University of London (United Kingdom). Dr. Caruso is 65 years old.

STUART M. ESSIG is Integra’s President and Chief Executive Officer and a director. He joined Integra in December 1997. Before joining Integra, Mr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a managing director. Mr. Essig had ten years of broad health care experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. Mr. Essig also serves on the Board of Directors of St. Jude Medical Corporation, Zimmer Holdings, Inc. and ADVAMED, the Advanced Medical Technology Association. Mr. Essig received an A.B. degree from the Woodrow Wilson School of Public and International Affairs at Princeton University and an M.B.A. and a Ph.D. degree in Financial Economics from the University of Chicago, Graduate School of Business. Mr. Essig is 46 years old.

NEAL MOSZKOWSKI has been a director of the Company since 2006. He previously served as a director of the Company from March 1999 to May 2005. He has been the Co-Chief Executive Officer of TowerBrook Capital Partners, LP, a private equity investment firm, since 2005. Prior to joining TowerBrook, Mr. Moszkowski was Managing Director and Co-Head of Soros Private Equity, the private equity investment business of Soros Fund Management LLC, where he served since August 1998. From August 1993 to August 1998, Mr. Moszkowski worked for Goldman, Sachs & Co. and affiliates, where he served as Vice President and Executive Director in the Principal Investment Area. Mr. Moszkowski also currently serves as a director of Wellcare Health Plans, Inc., Bluefly, Inc., Spheris, Inc. and JetBlue Airways Corporation as well as several privately owned companies. Mr. Moszkowski is 42 years old.

CHRISTIAN S. SCHADE has been a director of the Company since 2006. He has been the Senior Vice President, Finance and Administration, and Chief Financial Officer of Medarex, Inc. since 2000. From 1992 to 2000, Mr. Schade was a Managing Director of Merrill Lynch & Co. Mr. Schade received an A.B. degree from Princeton University and an M.B.A. degree from the Wharton School of the University of Pennsylvania. Mr. Schade is 47 years old.

JAMES M. SULLIVAN has been a director of the Company since 1992. Since 1986, he has held several positions with Marriott International, Inc. (and its predecessor, Marriott Corp.), including Vice President of Mergers and Acquisitions, and his current position as Executive Vice President of Lodging Development. From 1983 to 1986, Mr. Sullivan was Chairman, President and Chief Executive Officer of Tenly Enterprises, Inc., a privately held company operating 105 restaurants. Prior to 1983, he held senior management positions with Marriott Corp., Harrah’s Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heublein, Inc. He also was employed as a senior auditor with Arthur Andersen & Co. and served as a director of Classic Vacation Group, Inc. until its acquisition by Expedia, Inc. in March 2002. Mr. Sullivan received a B.S. degree in Accounting from Boston College and an M.B.A. degree from the University of Connecticut. Mr. Sullivan is 64 years old.

ANNE M. VANLENT has been a director of the Company since 2004. She had been Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc., a publicly-traded pharmaceutical company that develops and markets prescription dermatology products, from May 2002 through April 2008. Prior to joining Barrier Therapeutics, Ms. VanLent served as a principal of the Technology Compass Group, LLC, a healthcare/technology consulting firm, since she founded it in October 2001. From July 1997 to October 2001, she was the Executive Vice President — Portfolio Management for Sarnoff Corporation, a multidisciplinary research and development firm. From 1985 to 1993, she served as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc., a publicly-traded biopharmaceutical company. Ms. VanLent also currently serves as a director of Penwest Pharmaceuticals Co., a NASDAQ-listed company. Ms. VanLent received a B.A. degree in Physics from Mount Holyoke College. Ms. VanLent is 60 years old.

Required Vote for Approval and Recommendation of the Board of Directors

Directors are to be elected by the majority of the votes cast with respect to that director in uncontested elections. Thus, the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Under our By-Laws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee would then make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” the election of each nominee for director.

INFORMATION CONCERNING MEETINGS AND CERTAIN COMMITTEES

The Board of Directors held five regularly scheduled and four special meetings during 2007. The Company’s independent directors meet at least twice a year in executive session without management present. The Board of Directors has determined that all of the Company’s directors, except for Mr. Essig, are independent, as defined by the applicable NASDAQ Stock Market listing standards. In making this decision with respect to Dr. Caruso, the Board of Directors considered that the Company leases certain production equipment from an entity controlled by Dr. Caruso and leases a manufacturing facility that is 50% owned by a subsidiary of Provco Industries. Provco’s stockholders are trusts whose beneficiaries include the children of Dr. Caruso. Dr. Caruso is the President of Provco. In making this decision with respect to Mr. Sullivan, who serves as Executive Vice President of Lodging Development of Marriott International, Inc., the Board of Directors considered that the Company makes payments to Marriott International, Inc. and its franchisees for hotel rooms and meeting facilities and concluded that such payments do not affect Mr. Sullivan’s independence.

The Company has standing Audit, Nominating and Corporate Governance, and Compensation Committees of its Board of Directors. Each committee operates pursuant to a written charter. Copies of these charters are available on our website at www.integra-LS.com through the “Investors Relations” link under the heading “Corporate Governance.” During 2007, each incumbent director attended in person or by conference telephone at least 75% of the total number of meetings of the Board of Directors and of each committee of the Board of Directors on which he or she served.

Audit Committee.  The Audit Committee is comprised of Ms. VanLent (chair), Mr. Schade and Mr. Sullivan, and it met twelve times in 2007. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the rules of the Securities and Exchange Commission and the applicable NASDAQ Stock Market listing standards. The Board of Directors has also determined that Ms. VanLent, Mr. Schade and Mr. Sullivan are “audit committee financial experts,” as defined under Item 407(d) of Regulation S-K, and that each of them are “financially sophisticated” in accordance with NASDAQ Stock Market listing standards.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is comprised of Dr. Caruso (chair), Dr. Bradley and Mr. Sullivan, and it met four times in 2007. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in the identification of qualified candidates to become directors, the selection of nominees for election as directors at the stockholders meeting, the selection of candidates to fill any vacancies on the Board of Directors, the development and recommendation to the Board of Directors of a set of corporate governance guidelines and principles applicable to the Company, the oversight of the evaluation of the Board of Directors and otherwise taking a leadership role in shaping the corporate governance of the Company. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, as defined by the applicable NASDAQ Stock Market listing standards.

When considering a candidate for nomination as a director, the Nominating and Corporate Governance Committee may consider, among other things it deems appropriate, the candidate’s personal and professional integrity, ethics and values, experience in corporate management and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, experience in the Company’s industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of the Company’s operations, and practical and mature business judgment, including the ability to make independent analytical inquiries. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders that it does to other new nominees.

The Nominating and Corporate Governance Committee will consider stockholder nominated candidates for director provided that the nominating stockholder identifies the candidate’s principal occupation or employment, the number of shares of the Company’s common stock beneficially owned by such candidate, a description of all arrangements or understandings between the nominating stockholder and such candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, detailed biographical data, qualifications and information regarding any relationships between the candidate and the Company within the past three years, and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

A stockholder’s recommendation must also set forth the name and address, as they appear on the Company’s books, of the stockholder making such recommendation, the class and number of shares of the Company’s common stock beneficially owned by the stockholder and the date the stockholder acquired such shares, any material interest of the stockholder in such nomination, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in its capacity as a proponent of a stockholder proposal, and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected. Recommendations for candidates to the Board of Directors must be submitted in writing to Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Senior Vice President, General Counsel, Human Resources and Secretary.

Compensation Committee.  The Compensation Committee is currently comprised of Dr. Bradley (chair), Mr. Baltimore and Mr. Moszkowski, and it met six times in 2007. The Compensation Committee makes decisions concerning salaries and incentive compensation, including the issuance of equity awards, for employees and consultants of the Company. The Compensation Committee also administers the Company’s 2000, 2001 and 2003 Equity Incentive Plans, the Company’s 1998 Stock Option Plan (which expired in February 2008), the Company’s 1999 Stock Option Plan, the Company’s 1993 and 1996 Incentive Stock Option and Non-Qualified Stock Option Plans and the Company’s Employee Stock Purchase Plan (collectively, the “Approved Plans”). Each member of the Compensation Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act. The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the applicable NASDAQ Stock Market listing standards.

The Compensation Committee may delegate any or all of its responsibilities, except that it shall not delegate its responsibilities regarding (i) the annual review and approval of all elements of compensation of executive officers, (ii) the management, review and approval of annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans, (iii) any matters that involve executive officer compensation or (iv) any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the 1934 Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”

The Compensation Committee has delegated authority for making equity awards to non-executive officer employees under the Approved Plans to a Special Award Committee, consisting of Mr. Essig. The authority to grant equity to executive officers, employees who are, or could be, a “covered employee” within the meaning of Section 162(m) of the Code or employees whose grants would result in their receiving more than 10,000 shares of common stock during the previous 12 months, however, rests with the Compensation Committee. On an annual basis, the Compensation Committee establishes the aggregate number of awards that the Special Award Committee may make. The Compensation Committee authorized the Special Award Committee to grant a maximum of 300,000 shares of awards during the one-year period beginning May 17, 2007.

The Company’s President and Chief Executive Officer provides significant input on the compensation, including annual merit adjustments and equity awards, of his direct reports and the other executive officers. As discussed below in “Executive Compensation — Compensation Disclosure and Analysis — Annual Review of Compensation,” the Compensation Committee approves the compensation of these officers, taking into consideration the recommendations of the President and Chief Executive Officer.

The Company does not regularly use compensation consultants. However, during 2008, Watson Wyatt & Company has served as a consultant to the Compensation Committee in connection with a review of the Company’s 2003 Equity Incentive Plan. Watson Wyatt & Company was also called upon in 2007 and 2008 to provide consulting services to the Compensation Committee on the Compensation Discussion and Analysis part of the 2007 proxy statement and this proxy statement, respectively. In addition, Watson Wyatt & Company provided consulting services to the Committee in 2006 in connection with the establishment of our management incentive compensation plan.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS; SHAREHOLDER
COMMUNICATIONS WITH DIRECTORS

It is our policy to encourage our directors to attend the annual meeting of stockholders. Seven of our eight directors attended the 2007 Annual Meeting of Stockholders.

Stockholders may communicate with our Board of Directors, any of its constituent committees or any member thereof by means of a letter addressed to the Board of Directors, its constituent committees or individual directors and sent care of Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536, Attention: Senior Vice President, General Counsel, Human Resources and Secretary.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP served as our independent registered public accounting firm for fiscal year 2007 and has been selected by the Audit Committee to serve in the same capacity for fiscal year 2008. The stockholders will be asked to ratify this appointment at the Meeting. The ratification of our independent registered public accounting firm by the stockholders is not required by law or our By-Laws. We have traditionally submitted this matter to the stockholders and believe that it is good practice to continue to do so.

If stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During fiscal year 2007, PricewaterhouseCoopers LLP not only provided audit services, but also rendered other services, including tax and acquisition-related due diligence services.

The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP and affiliated entities for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees and Tax Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees
	2007	2006
	(In thousands)

Audit Fees	$3,805	$2,174
Audit-Related Fees	773	284
Total Audit and Audit-Related Fees	$4,578	$2,458
Tax Fees	194	377
Total Fees	$4,772	$2,835

The nature of the services provided in each of the categories listed above is described below:

Audit Fees — Consists of professional services rendered for the integrated audit of the consolidated financial statements of the Company, quarterly reviews, statutory audits, consents and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees — Consists of services related to an employee benefits plan audit, financial due diligence and accounting consultations in connection with proposed acquisitions and consultations concerning financial accounting and reporting standards.

Tax Fees — Consists of tax compliance (review and preparation of corporate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial income analysis, transfer pricing documentation for compliance purposes and tax due diligence relating to acquisitions) and state and local tax planning and consultations with respect to various domestic and international tax planning matters.

No other fees were incurred to PricewaterhouseCoopers LLP during 2006 or 2007.

All fees described above were approved by the Audit Committee.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee Charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm.

Management submits requests for approval in writing to the Audit Committee, which meets to discuss such requests and to approve or decline to approve the requests. Audit Committee pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided that the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management.

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be allowed to make a statement. Additionally, they will be available to respond to appropriate questions from stockholders during the Meeting.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2008. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

The Audit Committee of the Board of Directors has adopted a resolution approving the appointment of PricewaterhouseCoopers LLP. The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

PROPOSAL 3. AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

The Board of Directors is submitting for stockholder approval our Amended and Restated 2003 Equity Incentive Plan (the “Amended Plan”). On April 17, 2008, the Compensation Committee recommended that the Board of Directors adopt the Amended Plan, subject to stockholder approval. On April 23, 2008, the Board of Directors adopted the Amended Plan, subject to stockholder approval.

The Amended Plan amends our 2003 Equity Incentive Plan (the “Plan”) by imposing a one million share limit on the number of shares of common stock that may be subject to awards granted to any employee under the Amended Plan during any calendar year. This new limit on all types of awards replaces the current one million share limit on the number of shares covered by options and/or stock appreciation rights that could be granted to any employee under the Plan in any calendar year. The Amended Plan also makes other minor and clarifying changes to the Plan. In particular, the Amended Plan (i) amends the definition of “fair market value” in certain circumstances to refer to the quoted closing price or the mean of the high bid and low asked prices for our common stock for certain dates, (ii) expands the prohibition on the Compensation Committee’s authority to lower the exercise price of any option to also prohibit its authority to lower the exercise price of any stock appreciation right, (iii) provides that the maximum term for any stock appreciation right is ten years from the date of grant or such earlier date as may be specified in the award agreement and (iv) clarifies that issuances of restricted stock under the Amended Plan for no consideration are limited to the extent permitted by applicable law. In addition, as described below, stockholder approval of the Amended Plan will permit all types of awards under the Amended Plan to be eligible to qualify as “performance-based compensation” under Section 162(m) of the Code, should our Compensation Committee determine to grant qualifying awards, and will constitute stockholder re-approval of the material terms of the performance goals under Section 162(m).

Section 162(m) of the Code generally limits the deductibility of compensation paid to certain executive officers of a publicly-held corporation to $1,000,000 in any taxable year of the corporation. Certain types of compensation, including “qualified performance-based compensation,” are exempt from this deduction limitation. In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that:

•	The compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised of two or more “outside directors”;

•	The material terms of the performance goals (including the maximum amount of compensation that could be paid to the employee) must be disclosed to and approved by the shareholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have been met prior to payment.

To continue to qualify for the exemption for qualified performance-based compensation, the shareholders must re-approve the material terms of the performance goals every five years. Our stockholders last approved the material terms of the Plan’s performance goals when the Plan was initially approved by our stockholders in 2003. We are now submitting for re-approval in 2008 the material terms of the Amended Plan’s performance goals, which have not changed from those that are included in the current terms of the Plan as approved by our stockholders in 2003. Stockholder approval of the Amended Plan under this Proposal 3 will also constitute stockholder re-approval of the material terms of the performance goals for purposes of Section 162(m) of the Code.

In addition, Section 162(m) contains a special rule for stock options and stock appreciation rights which provides that stock options and stock appreciation rights will satisfy the qualified performance- based compensation exception if the awards are made by a qualifying compensation committee, the plan sets forth the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. The Amended Plan has been designed to permit our Compensation Committee to grant stock options and other awards which will qualify as qualified performance-based compensation under Section 162(m) of the Code. The Board of Directors has recommended that you approve the Amended Plan to re-approve the material terms of the performance goals for purposes of Section 162(m) and to permit all types of awards under the Amended Plan to be eligible to qualify as performance-based compensation under Section 162(m) should our Compensation Committee determine to grant qualifying awards. The Plan was originally adopted by our Board of Directors and approved by our stockholders in 2003. An amendment to the Plan increasing the total number of shares of common stock that may be issued or awarded under the Plan to 4,000,000 was adopted by our Board of Directors and approved by our stockholders in 2005. As of May 1, 2008, awards covering 2,655,444 shares of our common stock were outstanding under the Plan, and only 936,170 shares remained available for future issuance or the grant of awards under the Plan. In addition, as of May 1, 2008, awards covering 1,168,467 shares of our common stock were outstanding under other Approved Plans, and only 31,389 shares remained available for future issuance or the grant of awards under such other Approved Plans. No additional awards can be made under the 1998 Stock Option Plan, which expired on February 26, 2008.

On May 22, 2008, the closing price of a share of our common stock on the NASDAQ Global Select Market was $42.05.

The principal features of the Amended Plan are summarized below, but the summary is qualified in its entirety by reference to the actual plan document, a copy of which is included as Appendix A.

1. Shares Subject To Awards.  The total number of shares of common stock that may be issued or awarded under the Amended Plan is 4,000,000. While this Proposal 3 is separate from and not contingent or otherwise conditioned on your vote with respect to Proposal 4, if Proposal 4 is approved by our stockholders, an additional 750,000 shares will be available for issuance or award under the Plan. If any award is forfeited, expires or otherwise terminates without having been exercised in full, or if any award payable in cash or shares of common stock is paid in cash rather than shares, or if any shares are withheld for the payment of taxes with respect to an award, the number of shares of common stock as to which such award was not exercised or for which cash was paid or which were withheld, as applicable, will continue to be available for future awards under the Plan. In addition, the aggregate fair market value (determined at the time the option is granted) of shares of common stock with respect to which incentive stock options (“ISOs”) are exercisable for the first time by any participant during a calendar year (under the Amended Plan and under any other stock option plan of the Company or a Related Corporation (as defined in the Amended Plan)) may not exceed $100,000. The Amended Plan makes minor changes to the definition of “fair market value” to refer to the quoted closing price or the mean of the high bid and low asked prices for our common stock for certain dates. For purposes of the Amended Plan, the fair market value of a share of common stock as of a given date will be (a) if there are sales of shares of common stock on a national securities exchange or in an over-the-counter market on such date, then the quoted closing price on such date, (b) if no such sales occurred on such date, the quoted closing price on the last preceding date for which such quotation exists, (c) if the shares of common stock are not listed on an established securities exchange or over-the-counter market system but are regularly quoted by a recognized securities dealer, the mean of the high bid and low asked prices for our common stock for such date, or if there are no high bid and low asked prices for our common stock on such date, the high bid and low asked prices for our common stock on the last preceding date for which such information exists, or (d) if clauses (a) through (c) above are not applicable, then such other method of determining fair market value as adopted by our Compensation Committee.

The shares of common stock issued under the Amended Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares required for this purpose, from time to time, if it deems such purchase to be advisable. The Plan currently provides that no employee may receive stock options and/or stock appreciation rights for more than 1,000,000 shares during any calendar year. The Amended Plan extends this limit to all awards, providing that no employee may be granted awards under the Amended Plan for more than 1,000,000 shares in the aggregate during any calendar year.

2. Administration.  The Amended Plan is administered by our Compensation Committee, which under the Amended Plan is required to consist of not fewer than two directors of our Board of Directors who are appointed by the entire Board of Directors. Under the Amended Plan, the Compensation Committee generally has the authority (i) to select the eligible individuals to be granted awards under the Amended Plan, (ii) to grant awards on behalf of the Company, and (iii) to set the terms of such awards. The Plan currently prohibits the Compensation Committee from lowering the exercise price of any option, and the Amended Plan expands this provision to prohibit the Compensation Committee from lowering the exercise price of any option or stock appreciation right. Currently, the members of the Compensation Committee are Mr. Baltimore, Dr. Bradley (Chair) and Mr. Moszkowski. The

Compensation Committee has delegated authority for making equity awards to non-executive officer employees under the Approved Plans to a Special Award Committee consisting of Mr. Essig.

3. Eligibility.  Officers, executives, managerial and non-managerial employees of the Company, a Related Corporation or an affiliate as well as non-employee directors, consultants and other service providers to the Company, a Related Corporation or an affiliate are eligible to participate in the Amended Plan. Only eligible employees of the Company or a Related Corporation may receive ISOs under the Amended Plan. Other types of awards may be granted to all eligible individuals. As of the date of this Proxy Statement, approximately 2,200 employees and directors are eligible to receive equity awards under the Amended Plan.

4. Term Of Amended Plan.  The Amended Plan by its terms has no expiration date. However, no ISO may be granted under the Amended Plan after February 23, 2013, although ISOs granted prior to February 23, 2013 may be exercisable beyond that date.

5. Awards.

Stock Options.  The Amended Plan permits the Compensation Committee to grant options that qualify as ISOs under the Code and stock options that do not so qualify (“nonqualified stock options” or “NQSOs”). An option gives the holder the right to purchase common stock in the future at an exercise price that is set on the date of grant. The per share exercise price of options granted under the Amended Plan may not be less than the fair market value of a share of common stock on the date of grant (or, if greater, the par value per share). No ISO may be granted to a grantee who owns more than 10% of our stock unless the exercise price is at least 110% of the fair market value at the time of grant (or, if greater, 110% of the par value per share). Notwithstanding whether an option is designated as an ISO, to the extent that the aggregate fair market value of the shares with respect to which such option is exercisable for the first time by any participant during any calendar year exceeds $100,000, such excess will be treated as a nonqualified stock option.

Payment of the exercise price of an option may be made (i) in cash or by check (acceptable to the Compensation Committee), bank draft or money order payable to the order of the Company, (ii) in shares of common stock previously acquired by the participant, subject to certain limitations under the Amended Plan, (iii) by delivery of a notice of exercise of the option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price of the option; or (iv) by any combination of the above.

Stock options may be exercised during the period specified in the award agreement, but in no event after the tenth anniversary of the date of grant. However, in the case of an ISO granted to a person who owns more than 10% of our stock on the date of grant, such term will not exceed 5 years.

Stock Appreciation Rights.  The Compensation Committee may grant stock appreciation rights, either alone or in tandem with options, entitling the participant upon exercise to receive an amount in cash, shares of common stock or a combination thereof (as determined by the Compensation Committee), measured by the increase since the date of grant in the value of the shares covered by such right.

Stock appreciation rights may be exercised during the period specified in the award agreement, but in no event after the tenth anniversary of the date of grant

Restricted Stock.  The Compensation Committee may grant shares of common stock to participants either with or without any required payment by the participant, subject to such restrictions as the Compensation Committee may determine. The Amended Plan clarifies that any such issuances of restricted stock under the Amended Plan without any required payment by the participant are limited to the extent permitted by applicable law.

Performance Stock.  The Compensation Committee may grant awards entitling a participant to receive shares of common stock without payment provided certain performance criteria are met. The business criteria selected by the Compensation Committee may be expressed in absolute terms or relative to the performance of other companies or an index. In determining the performance criteria applicable to a grant of performance stock, the Compensation Committee may use one or more of the following criteria (the “Performance Criteria”):

• return on assets	• return on net assets
• asset turnover	• return on equity
• return on capital	• market price appreciation of the common stock
• economic value added	• total stockholder return
• net income	• pre-tax income
• earnings per share	• operating profit margin
• net income margin	• sales margin
• cash flow	• market share
• inventory turnover	• sales growth
• capacity utilization	• increase in customer base
• environmental health & safety	• diversity
• quality

These Performance Criteria in the Amended Plan have not changed from the Performance Criteria under the current terms of the Plan. However, as described above, stockholder approval of the Amended Plan under this Proposal 3 will also constitute stockholder re-approval of the material terms of the performance goals for purposes of Section 162(m) of the Code.

Contract Stock.  The Compensation Committee may grant shares of common stock to participants, conditioned upon the participant’s continued provision of services to the Company and its Related Corporations and affiliates through the date specified in the award.

Dividend Equivalent Rights.  The Compensation Committee may grant awards that entitle the participant to receive a benefit in lieu of cash dividends that would have been payable on any or all shares of common stock subject to another award granted to the participant had such shares been outstanding.

6. Adjustments.  If there is any stock split, reverse split, stock dividend, or similar change in the capitalization of the Company, the Compensation Committee will make proportionate adjustments to any or all of the following in order to reflect such change: (i) the maximum number of shares that may be delivered under the Amended Plan, (ii) the maximum number of shares with respect to which awards may be granted to any participant under the Amended Plan, and (iii) the number of shares issuable upon the exercise or vesting of outstanding awards under the Amended Plan (as well as the exercise price per share under outstanding options or stock appreciation rights).

7. Change in Control.  In the event of certain corporate transactions (such as a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation), the Amended Plan provides that each outstanding award will be assumed by the surviving or successor entity, provided that in the event of a proposed corporate transaction, the Compensation Committee may terminate all or a portion of any outstanding award and give each participant the right to exercise such award, or arrange to have such surviving or acquiring entity or affiliate grant a replacement award, subject to certain conditions. Notwithstanding any other provision of the Amended Plan, all outstanding options, stock appreciation rights, restricted stock, performance stock, contract stock and dividend equivalent rights will become fully vested, exercisable or payable, as applicable, upon a change in control of the Company.

8. Termination or Amendment.  The Board of Directors may from time to time suspend, terminate or amend the Amended Plan at any time. However, stockholder approval will be required for any amendment to change the class of employees eligible to participate in the Amended Plan with respect to ISOs, to increase the maximum number of shares with respect to which ISOs may be granted under the Amended Plan (except to the extent permitted by the Amended Plan in connection with a change in the Company’s capitalization), to extend the term of the Amended Plan with respect to any ISOs granted under the Amended Plan, or to reprice or regrant through cancellation or modify (except to the extent permitted by the Amended Plan in connection with a change in the Company’s capitalization) any award, if the effect would be to reduce the exercise price for the shares underlying such award. In addition, no amendment may be made to the Amended Plan that would constitute a modification of the material terms of the “performance goal(s)” within the meaning of Section 162(m) of the Code (to the extent compliance with Section 162(m) of the Code is desired).

9. Federal Income Tax Aspects Of Awards Under The Amended Plan.  The Federal income tax consequences of the Amended Plan under current federal income tax law are summarized in the following discussion which deals with the general tax principles applicable to the Amended Plan and is intended for general information only. The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the Amended Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. The following does not describe alternative minimum tax, other Federal taxes, or foreign, state or local income taxes which may vary depending on individual circumstances and from locality to locality.

Stock Options.  If an option qualifies for ISO treatment, the optionee will recognize no income upon grant or exercise of the option except that at the time of exercise, the excess of the then fair market value of the common stock over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee holds the shares for more than two years after grant of the option and more than one year after exercise of the option, upon an optionee’s sale of his or her shares of common stock, any gain will be taxed to the optionee as capital gain. If the optionee disposes of his or her shares of common stock prior to the expiration of one or both of the above holding periods, the optionee generally will recognize ordinary income in an amount measured as the difference between the exercise price and the lower of the fair market value of the common stock at the exercise date or the sale price of the common stock. Any gain recognized on such a disposition of the common stock in excess of the amount treated as ordinary income will be characterized as capital gain. The Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.

An optionee will not recognize any taxable income at the time the optionee is granted a NQSO. However, upon exercise of the option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of the common stock over the exercise price, and the Company will be entitled to a corresponding deduction at the time of exercise, subject to Sections 162(m) and 280G of the Code. Upon an optionee’s sale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the common stock has been held for at least the applicable long-term capital gain period (currently 12 months).

Stock Appreciation Rights.  Generally, stock appreciation rights will not be taxable to the participant at grant. Upon exercise of the stock appreciation right, the fair market value of the shares received, determined on the date of exercise, or the amount of cash received in lieu of shares, will be taxable to the participant as ordinary income in the year of such exercise. The Company will be entitled to a business expense deduction to the extent the grantee recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.

Restricted Stock.  Generally, a participant will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, until such time as the restricted stock is no longer subject to the substantial risk of forfeiture. At that time, the participant will be taxed on the difference between the fair market value of the common stock and the amount the participant paid, if any, for such restricted stock. However, the recipient of restricted stock under the Amended Plan may make an election under Section 83(b) of the Code to be taxed with respect to the restricted stock as of the date of transfer of the restricted stock rather than the date or dates upon which the restricted stock is no longer subject to a substantial risk of forfeiture and the participant would otherwise be taxable under Section 83 of the Code.

Performance Stock.  A participant will recognize ordinary income on the fair market value of the shares when the performance stock is delivered.

Contract Stock.  A participant will generally not have ordinary income upon grant of contract stock. When the shares of our common stock are delivered under the terms of the contract stock, the participant will recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid by the participant for such shares.

Dividend Equivalents.  A participant will recognize ordinary income on dividend equivalents as they are paid.

Code Section 409A.  Certain types of awards under the Amended Plan, including performance stock, contract stock and dividend equivalents, may constitute, or provide for, a deferral of compensation under Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Amended Plan and awards granted under the Amended Plan generally will be structured and interpreted to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A.

Section 162(m).  As described above, under Section 162(m) of the Code, in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and nonqualified benefits) for certain executive officers exceeds $1,000,000 in any one taxable year. However, under Section 162(m) of the Code, the deduction limit does not apply to certain “qualified performance-based” compensation established by an independent compensation committee that conforms to certain restrictive conditions stated under the Code and related regulations.

The Amended Plan has been structured with the intent that certain awards granted under the Amended Plan may meet the requirements for “qualified performance-based” compensation under Section 162(m) of the Code. To the extent granted with an exercise price not less than the fair market value on the date of grant, options granted under the Amended Plan are intended to qualify as “performance-based” under Section 162(m) of the Code. Stock appreciation rights will also qualify as “performance-based” under Section 162(m) of the Code, to the extent they relate to the increase in the market value of the shares of common stock from the date of grant. Performance stock awards granted under the Amended Plan may also qualify as “performance-based” under Section 162(m) of the Code if they vest or are otherwise payable based solely upon the Performance Criteria. As described above, in order for these types of awards to qualify as “performance-based” under Section 162(m) of the Code, the Company has submitted this proposal for stockholder approval.

Other Considerations.  Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by the Company and are subject to an excise tax of 20% payable by the recipient.

The Amended Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. Special rules may apply to a participant who is subject to Section 16 of the Exchange Act. Certain additional special rules apply if the exercise price for an option is paid in shares of common stock previously owned by the participant rather than in cash.

10. Accounting Treatment.  Stock-based compensation expense for all stock-based compensation awards granted after January 1, 2006 under the Amended Plan is based on the fair value on the grant date, estimated in accordance with the guidelines of a Statement of Financial Accounting Standards (“SFAS”) rule, SFAS No. 123R, using the binomial distribution model. The amount of compensation cost attributable to stock-based awards in 2007 was $10.0 million, net of tax.

11. New Plan Benefits.  The number of awards that our named executive officers and other employees may receive under the Amended Plan is in the discretion of the Compensation Committee and therefore cannot be determined in advance. Each of our non-employee directors will receive a grant, at their election, of 7,500 options or 1,875 shares of restricted stock under the Amended Plan each year, and the Chairman of the Board of Directors will receive a grant, at his election, of 10,000 options or 2,500 shares of restricted stock. The dollar value of such options or restricted stock cannot be determined at this time. We also cannot determine in advance what election the directors will make. In addition, each of our non-employee directors will receive an annual retainer of $55,000 payable in one of four ways: (1) in cash, (2) one half in cash and one half in restricted stock, (3) in restricted stock, or (4) in options (the number of options determined by valuing the options at 25% of the fair market value of the Company’s common stock underlying the option on the date of grant) with a maximum of 7,500 options. Options and restricted stock, as applicable, will be issued under the Amended Plan. The director makes the election to receive the retainer in cash, restricted stock or options on the date of our annual meeting. At this time we cannot determine whether any director will elect to receive his or her retainer in restricted stock or options under the Amended Plan. In addition, we are required under the terms of our employment agreement with our President and CEO to grant stock options to him covering between 100,000 and 200,000 shares of common stock on an annual basis. We also are required under our employment agreements to grant equity-based compensation to certain other executive officers on an annual basis, commensurate with the equity compensation grants of other executive officers and based on performance. In addition, we expect to renegotiate the employment agreements with certain executive officers, including our President and CEO, which will be expiring in 2009. Although the Compensation Committee has not determined the terms of any such renewals or extensions, it is possible that equity grants will be made in connection with any renewal or extension of the agreements. Except with respect to the annual equity grants and retainers payable to our non-employee directors as described above pursuant to their elections, and subject to the requirements of our employment agreement with our President and CEO, awards under the Amended Plan are subject to the discretion of the Compensation Committee, and the Compensation Committee has not made any determination to make future grants to any persons under the Amended Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by participants other than our President and CEO under the Amended Plan.

Certain tables below under the general heading “Executive Compensation,” including the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards at Fiscal Year End Table, Option Exercises and Stock Vested Table, Nonqualified Deferred Compensation in 2007 Table and Equity Compensation Plan Information Table set forth information with respect to prior awards granted to our individual named executive officers under the Plan and other Approved Plans. In addition, the table below sets forth the estimated awards of all types to be made under the Amended Plan during 2008. These estimates are based on awards made under the Plan and other Approved Plans between January 1, 2008 and May 1, 2008, as well as awards estimated to be made during the rest of 2008 based on the number of shares covered by awards made during the same period in 2007:

New Plan Benefits
Under Amended and Restated 2003 Equity Incentive Plan
in Fiscal Year 2008

		Number of Shares/Units
Name and Position	Dollar Value ($)	Covered by Awards

Stuart M. Essig	(l )	200,000	(2)
President and Chief Executive Officer
John B. Henneman, III	(1)	3,855
Executive Vice President, Finance and Administration, and Chief Financial Officer
Gerard S. Carlozzi	(1)	3,855
Executive Vice President and Chief Operating Officer
Judith E. O’Grady	(1)	2,295
Senior Vice President, Regulatory, Quality Assurance and Clinical Affairs
Jerry E. Corbin	(1)	2,295
Vice President and Corporate Controller
All Current Executive Officers as a Group	(1)	212,300
All Current Directors Who are Not Executive Officers as a Group	(3)		(3)(4)
All Employees Who are Not Executive Officers as a Group	(1)	93,451

(1)	Not determinable at this time

(2)	Assumes the Company will grant the maximum annual option grant specified under the terms of Mr. Essig’s employment agreement. The agreement provides that the Company shall annually grant stock options to Mr. Essig covering between 100,000 and 200,000 shares based on performance for the preceding 12 month period.

(3)	The value of the aggregate number of options to be granted to non-employee directors who elect to receive their 2008 equity grant in options will depend on the value of such options on the grant date. The value of the aggregate number of shares of restricted stock to be granted to non-employee directors who elect to receive their 2008 equity grant in restricted stock will depend on the value of such stock on the grant date. The value of the awards to non-employee directors that elect to receive their $55,000 annual retainer in options will depend on the value of the options issued on the grant date. Each non-employee director who elects to receive his or her annual retainer in restricted stock will receive restricted stock with a value of $55,000. We cannot determine what elections will be made by the non-employee directors for equity-based compensation to be paid to them in 2008.

(4)	In addition to the aggregate number of options and/or aggregate number of shares of restricted stock to be granted to the non-employee directors during 2008, each non-employee director may elect to receive his or her $55,000 annual retainer in restricted stock or options. The calculation of the number of shares of restricted stock and options to be granted if this option is elected is set forth in the text preceding this table. We cannot determine what elections will be made by the non-employee directors for equity-based compensation to be paid to them in 2008.

The following table provides information as of December 31, 2007, with respect to awards granted under the Plan, excluding cancelled or forfeited awards, to our individual named executive officers and other groups since the adoption and approval of the Plan in 2003.

Awards Granted Under 2003 Equity Incentive Plan
Since Inception of Plan in Fiscal Year 2003

	Number of	Number of
	Securities	Securities			Number of	Number of
	Underlying	Underlying			Shares or	Shares or
	Unexercised	Unexercised			Units of	Units of
	Options	Options	Option	Option	Stock That	Stock That
	(#)	(#)	Exercise	Expiration	Have	Have Not
Name and Position	Exercisable(1)	Unexercisable(2)	Price	Date	Vested (#)(3)	Vested (#)

Stuart M. Essig,	150,000	50,000	34.49	12/17/2014	—	—
President and Chief	213,541	36,459	31.38	7/27/2014	—	—
Executive Officer	100,000	100,000	35.57	12/19/2015	—	—
	50,000	150,000	42.53	12/19/2016	—	—
	—	200,000	40.34	12/18/2017	—	—
	—	—	—	—	750,000	—
John B. Henneman, III,	5,312	2,188	38.72	2/1/2011	—	—
Executive Vice President,	50,000	50,000	30.25	7/26/2011	—	—
Finance and Administration,	—	—	—	—	4,366 (4)
and Chief Financial Officer	—	—	—	—	—	100,000 (5)
Gerard S. Carlozzi,	1,406	2,188	38.72	2/1/2011	—	—
Executive Vice President and	25,000	50,000	30.25	7/26/2011	—	—
Chief Operating Officer	—	—	—	—	—	4,366 (4)
	—	—	—	—	—	100,000 (5)
Judith E. O’Grady,	3,750	3,750	33.48	11/1/2011
Senior Vice President, Regulatory,	—	—	—	—	—	6,112
Quality Assurance and Clinical Affairs
Jerry E. Corbin,	—	—	—	—	—	685
Vice President and Corporate Controller
Maureen B. Bellantoni,	—	—	—	—	— (6)	— (6)
Former Executive Vice President and Chief Financial Officer
All Current Executive Officers as a Group	599,009	644,585	(7)	(7)	750,000	215,529
All Directors Who Are Not Executive Officers as a Group	91,420	—	(8)	(8)	26,187	—
Thomas J. Baltimore, Jr., Director	—	—	—	—	3,293	—
Keith Bradley, Ph.D., Director	7,500	—	33.32	5/17/2011	6,197	—
Richard E. Caruso, Ph.D.,	10,000	—	33.32	5/17/2011	—	—
Director and Chairman of the Board	—	—	—	—	8,071	—
Neal Moszkowski, Director	12,500	—	35.76	8/9/2012	—	—
	11,960	—	49.33	6/12/2013	—	—
Christian S. Schade,	7,500	—	37.53	5/17/2012	—	—
Director
	7,500	—	49.33	6/12/2013	—	—
					1,223	—
James M. Sullivan,	7,500	—	33.32	5/17/2011	—	—
Director
	—	—	—	—	6,155	—
Anne M. VanLent,	7,500	—	33.32	5/17/2011	—	—
Director
	7,500	—	37.53	5/17/2012	—	—
	11,960	—	49.33	6/12/2013	—	—
	—	—	—	—	1,248	—
All Employees Who Are Not Executive Officers as a Group	17,175	0	18.63	2/24/2009	—	—
	8,320	6,862	29.24	7/1/2011	—	—
	1,124	1,126	30.86	8/1/2011	—	—
	8,570	6,588	32.92	6/1/2011	—	—
	39,000	40,500	33.48	11/1/2011	—	—
	85	15	35.07	7/1/2010	—	—
	4,650	2,321	35.09	4/1/2011	—	—
	124	126	35.10	9/1/2011	—	—
	107,791	43,002	35.91	1/3/2011	—	—
	27,436	14,278	38.06	3/1/2011	—	—
	13,808	14,642	38.20	10/3/2011	—	—
	190	104	38.72	2/1/2011	—	—
	—	—	—	—	6,750	176,884

(1)	On May 22, 2008, the closing price of a share of our common stock on the NASDAQ Global Select Market was $42.05.

(2)	For option awards made to Mr. Essig and option awards made prior to July 26, 2005 to other officers, 25% of each award vests on the first anniversary of the grant date and the remaining 75% vests monthly thereafter over 36 months. For option awards made on or after July 26, 2005 to employees other than Mr. Essig, each award vests in four equal annual installments beginning on the first anniversary of the grant date. Options issued to non-employee directors vest in full on the six month anniversary of the grant date.

(3)	In general, grants of restricted stock, restricted stock units and contract stock for employees vest in full on the third anniversary of the grant date. In special circumstances, the Company has granted employees restricted stock awards that vest with respect to one-third of the shares on each of the first, second and third anniversaries of the applicable grant date. Restricted stock granted to non-employee directors vests in full on the six month anniversary of the grant date. The shares underlying performance stock awards will be delivered as soon as practicable following the end of the three-year performance period, if the performance condition is met.

(4)	Consists of 4,366 shares of common stock underlying a performance stock award. The terms of the award provide that these shares will be deliverable as soon as practicable after December 31, 2009 if the performance condition is met. The performance condition was met in 2007.

(5)	Consists of 100,000 shares of common stock underlying a performance stock award. The terms of the award provide that these shares will be deliverable as soon as practicable after December 31, 2008 if the performance condition is met. The performance condition was met in 2006.

(6)	As of September 6, 2007, all outstanding awards held by Ms. Bellantoni were forfeited as a result of her leaving the Company on that date.

(7)	See data above for the option price and expiration date for each option granted to our executive officers.

(8)	See data below for the option price and expiration date for each option granted to our non-employee directors.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote is required to approve and adopt the proposed Amended Plan. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

If our stockholders do not approve this proposal, the Plan will remain in full force without giving effect to the amendments contemplated by the Amended Plan, and the Company may continue to grant awards under the Plan. In that case, certain awards granted under the Plan may not be eligible to satisfy the requirements for “performance-based compensation” required for deductibility under Section 162(m) of the Code.

Your vote with respect to the Amended Plan in this Proposal 3 is separate from and not contingent or otherwise conditioned on your vote with respect to Proposal 4 below.

THE BOARD OF DIRECTORS HAS ADOPTED A RESOLUTION APPROVING THE AMENDED
AND RESTATED 2003 EQUITY INCENTIVE PLAN AND HEREBY RECOMMENDS THAT
THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE APPROVAL OF THE
AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN.

PROPOSAL 4. AMENDMENT TO 2003 EQUITY INCENTIVE PLAN TO INCREASE SHARES

The Board of Directors is submitting for stockholder approval an amendment to our 2003 Equity Incentive Plan (the “Plan”) which increases the maximum number of shares of common stock which may be issued or awarded under the Plan by 750,000 shares to a total of 4,750,000. On April 23, 2008, the Board of Directors adopted this amendment to the Plan, subject to stockholder approval. Under the current terms of the Plan, the maximum number of shares of common stock that may be issued or awarded under the Plan is 4,000,000 shares. The amendment will become effective only upon stockholder approval. If the amendment is not approved by our stockholders, it will not become effective and the Plan will continue in full force and effect in accordance with its terms without giving effect to this amendment. The Board of Directors has recommended that you approve the amendment to the Plan in order for the Company to be able to continue providing equity-based incentive awards to key employees and associates under the Plan.

The Board of Directors believes that the Plan promotes the success and enhances the value of the Company by linking the personal interest of participants to those of Company stockholders and by providing participants with an incentive for outstanding performance. The Board believes that increasing the number of shares of common stock authorized for issuance or award under the Plan is necessary to permit the Company to continue to align the interests of participants with those of our stockholders and to provide participants with performance-based compensation. The number of shares authorized for issuance or award under the Plan has not been increased since our stockholders approved an increase in 2005.

In addition, the Company fosters an ownership culture in which our executive officers must meet the stock ownership guidelines that the Board of Directors has established in order to align their interests more closely with those of our stockholders. The guidelines require our executive officers to own shares with an aggregate value equal to the executive’s base salary. In addition, to continue the acceleration in Company growth and financial performance that has been achieved over the life of the Plan, it is important that the amendment to the Plan be approved by our stockholders to ensure the Company has sufficient shares authorized for issuance and award to current and future employees.

The Plan was originally adopted by our Board of Directors and approved by our stockholders in 2003. An amendment to the Plan increasing the total number of shares of common stock that may be issued or awarded under the Plan to 4,000,000 was adopted by our Board of Directors and approved by our stockholders in 2005. As of May 1, 2008, awards covering 2,655,444 shares of our common stock were outstanding under the Plan, and only 936,170 shares remained available for future issuance or the grant of awards under the Plan. In addition, as of May 1, 2008, awards covering 1,168,467 shares of our common stock were outstanding under other Approved Plans, and only 31,389 shares remained available for future issuance or the grant of awards under such other Approved Plans. No additional awards can be made under the 1998 Stock Option Plan, which expired on February 26, 2008.

On May 22, 2008, the closing price of a share of our common stock on the NASDAQ Global Select Market was $42.05.

The principal features of the Plan are summarized below, but the summary is qualified in its entirety by reference to the actual plan document, including the proposed amendment, a copy of which is included as Appendix B.

1. Shares Subject To Awards.  The total number of shares of common stock that may be issued or awarded under the Plan is 4,000,000. If the amendment that is the subject of this Proposal 4 is approved by our stockholders, an additional 750,000 shares will be available for issuance or award under the Plan, bringing the total to 4,750,000. The Plan currently provides that in no event may any individual receive options and/or stock appreciation rights for more than 1,000,000 shares during any calendar year. While this Proposal 4 is separate from and not contingent or otherwise conditioned on your vote with respect to Proposal 3, if Proposal 3 is approved, the one million share individual award limit will apply to all types of awards under the Plan. If any award is forfeited, expires or otherwise terminates without having been exercised in full, or if any award payable in cash or shares of common stock is paid in cash rather than shares, or if any shares are withheld for the payment of taxes with respect to an award, the number of shares of common stock as to which such award was not exercised or for which cash was paid or which were withheld, as applicable, will continue to be available for future awards under the Plan. In addition, the aggregate fair market value (determined at the time the option is granted) of shares of common stock with respect to which ISOs are exercisable for the first time by any participant during a calendar year (under the Plan and under any other stock option plan of the Company or a Related Corporation (as defined in the Plan)) may not exceed $100,000. The Plan provides for the determination of fair market value of shares of common stock. While this Proposal 4 is separate from and not contingent or otherwise conditioned on your vote with respect to Proposal 3, if Proposal 3 is approved, the Plan will include minor amendments to the definition of “fair market value” to refer to the quoted closing price or the mean of the high bid and low asked prices for our common stock for certain dates. If Proposal 3 is approved, for purposes of the Plan, the fair market value of a share of common stock as of a given date will be (a) if there are sales of shares of common stock on a national securities exchange or in an over-the-counter market on such date, then the quoted closing price on such date, (b) if no such sales occurred on such date, the quoted closing price on the last preceding date for which such quotation exists, (c) if the shares of common stock are not listed on an established securities exchange or over-the-counter market system but are regularly quoted by a recognized securities dealer, the mean between the high bid and low asked prices for our common stock for such date, or if there are no high bid and low asked prices on such date, the high bid and low asked prices for our common stock on the last preceding date for which such information exists, or (d) if clauses (a) through (c) above are not applicable, then such other method of determining fair market value as adopted by our Compensation Committee.

The shares of common stock issued under the Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares required for this purpose, from time to time, if it deems such purchase to be advisable.

2. Administration.  The Plan is administered by our Compensation Committee, which under the Plan is required to consist of not fewer than two directors of our Board of Directors who are appointed by the entire Board of Directors. Under the Plan, the Compensation Committee generally has the authority (i) to select the eligible individuals to be granted awards under the Plan, (ii) to grant awards on behalf of the Company, and (iii) to set the terms of such awards. The Plan currently prohibits the Compensation Committee from lowering the exercise price of any option. While this Proposal 4 is separate from and not contingent or otherwise conditioned on your vote with respect to Proposal 3, if Proposal 3 is approved, this provision will be expanded to prohibit the Compensation Committee from lowering the exercise price of any option or stock appreciation right. Currently, the members of the Compensation Committee are Mr. Baltimore, Dr. Bradley (Chair) and Mr. Moszkowski. The Compensation Committee has delegated authority for making equity awards to non-executive officer employees under the Approved Plans to a Special Award Committee, consisting of Mr. Essig.

3. Eligibility.  Officers, executives, managerial and non-managerial employees of the Company, a Related Corporation or an affiliate as well as non-employee directors, consultants and other service providers to the Company, a Related Corporation or an affiliate are eligible to participate in the Plan. Only eligible employees of the Company or a Related Corporation may receive ISOs under the Plan. Other types of awards may be granted to all eligible individuals. As of the date of this Proxy Statement, approximately 2,200 employees and directors are eligible to receive equity awards under the Plan.

4. Term Of Plan.  The Plan by its terms has no expiration date. However, no ISO may be granted under the Plan after February 23, 2013, although ISOs granted prior to February 23, 2013 may be exercisable beyond that date.

5. Awards.

Stock Options.  The Plan permits the Compensation Committee to grant options that qualify as ISOs under the Code and NQSOs. An option gives the holder the right to purchase common stock in the future at an exercise price that is set on the date of grant. The per share exercise price of options granted under the Plan may not be less than the fair market value of a share of common stock on the date of grant (or, if greater, the par value per share). No ISO may be granted to a grantee who owns more than 10% of our stock unless the exercise price is at least 110% of the fair market value at the time of grant (or, if greater, 110% of the par value per share). Notwithstanding whether an option is designated as an ISO, to the extent that the aggregate fair market value of the shares with respect to which such option is exercisable for the first time by any participant during any calendar year exceeds $100,000, such excess will be treated as a nonqualified stock option.

Payment of the exercise price of an option may be made (i) in cash or by check (acceptable to the Compensation Committee), bank draft or money order payable to the order of the Company, (ii) in shares of common stock previously acquired by the participant, subject to certain limitations under the Plan, (iii) by delivery of a notice of exercise of the option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price of the option; or (iv) by any combination of the above.

Stock options may be exercised during the period specified in the award agreement, but in no event after the tenth anniversary of the date of grant. However, in the case of an ISO granted to a person who owns more than 10% of our stock on the date of grant, such term will not exceed 5 years.

Stock Appreciation Rights.  The Compensation Committee may grant stock appreciation rights, either alone or in tandem with options, entitling the participant upon exercise to receive an amount in cash, shares of common stock or a combination thereof (as determined by the Compensation Committee), measured by the increase since the date of grant in the value of the shares covered by such right.

Stock appreciation rights may be exercised during the period specified in the award agreement. If Proposal 3 is approved, the maximum term of a stock appreciation right will be ten years

Restricted Stock.  The Plan currently provides that the Compensation Committee may grant shares of common stock to participants either with or without any required payment by the participant, subject to such restrictions as the Compensation Committee may determine. While this Proposal 4 is separate from and not contingent or otherwise conditioned on your vote with respect to Proposal 3, if Proposal 3 is approved, the Plan will clarify that any such issuances of restricted stock under the Plan without any required payment by the participant are limited to the extent permitted by applicable law.

Performance Stock.  The Compensation Committee may grant awards entitling a participant to receive shares of common stock without payment provided the Performance Criteria are met. The business criteria selected by the Compensation Committee may be expressed in absolute terms or relative to the performance of other companies or an index. In determining the Performance Criteria applicable to a grant of performance stock, the Compensation Committee may use one or more of the Performance Criteria.

While this Proposal 4 is separate from and not contingent or otherwise conditioned on your vote with respect to Proposal 3, if Proposal 3 is approved, such approval will also constitute stockholder re- approval of the material terms of the performance goals for purposes of Section 162(m) of the Code, as described below. However, the Performance Criteria in the current terms of the Plan will remain unchanged.

Contract Stock.  The Compensation Committee may grant shares of common stock to participants, conditioned upon the participant’s continued provision of services to the Company and its Related Corporations and affiliates through the date specified in the award.

Dividend Equivalent Rights.  The Compensation Committee may grant awards that entitle the participant to receive a benefit in lieu of cash dividends that would have been payable on any or all shares of common stock subject to another award granted to the participant had such shares been outstanding.

6. Adjustments.  If there is any stock split, reverse split, stock dividend, or similar change in the capitalization of the Company, the Compensation Committee will make proportionate adjustments to any or all of the following in order to reflect such change: (i) the maximum number of shares that may be delivered under the Plan, (ii) the maximum number of shares with respect to which options or stock appreciation rights may be granted to any participant under the Plan, and (iii) the number of shares issuable upon the exercise or vesting of outstanding awards under the Plan (as well as the exercise price per share under outstanding options). With respect to the individual award limit under clause (ii) above, the Plan currently provides that in no event may any individual receive options and/or stock appreciation rights for more than 1,000,000 shares during any calendar year. While this Proposal 4 is separate from and not contingent or otherwise conditioned on your vote with respect to Proposal 3, if Proposal 3 is approved, the one million share individual award limit will apply to all types of awards under the Plan.

7. Change in Control.  In the event of certain corporate transactions (such as a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation), the Plan provides that each outstanding award will be assumed by the surviving or successor entity, provided that in the event of a proposed corporate transaction, the Compensation Committee may terminate all or a portion of any outstanding award and give each participant the right to exercise such award, or arrange to have such surviving or acquiring entity or affiliate grant a replacement award, subject to certain conditions. Notwithstanding any other provision of the Plan, all outstanding options, stock appreciation rights, restricted stock, performance stock, contract stock and dividend equivalent rights will become fully vested, exercisable or payable, as applicable, upon a change in control of the Company.

8. Termination or Amendment.  The Board of Directors may from time to time suspend, terminate or amend the Plan at any time. However, stockholder approval will be required for any amendment to change the class of employees eligible to participate in the Plan with respect to ISOs, to increase the maximum number of shares with respect to which ISOs may be granted under the Plan (except to the extent permitted by the Plan in connection with a change in the Company’s capitalization), to extend the term of the Plan with respect to any ISOs granted under the Plan, or to reprice or regrant through cancellation or modify (except to the extent permitted by the Plan in connection with a change in the Company’s capitalization) any award, if the effect would be to reduce the exercise price for the shares underlying such award. In addition, no amendment may be made to the Plan that would constitute a modification of the material terms of the “performance goal(s)” within the meaning of Section 162(m) of the Code (to the extent compliance with Section 162(m) of the Code is desired).

9. Federal Income Tax Aspects Of Awards Under The Plan.  The federal income tax consequences of the Plan under current federal income tax law are summarized in the following discussion which deals with the general tax principles applicable to the Plan and is intended for general information only. The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. The following does not describe alternative minimum tax, other federal taxes, or foreign, state or local income taxes which may vary depending on individual circumstances and from locality to locality.

Stock Options.  If an option qualifies for ISO treatment, the optionee will recognize no income upon grant or exercise of the option except that at the time of exercise, the excess of the then fair market value of the common stock over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee holds the shares for more than two years after grant of the option and more than one year after exercise of the option, upon an optionee’s sale of his or her shares of common stock, any gain will be taxed to the optionee as capital gain. If the optionee disposes of his or her shares of common stock prior to the expiration of one or both of the above holding periods, the optionee generally will recognize ordinary income in an amount measured as the difference between the exercise price and the lower of the fair market value of the common stock at the exercise date or the sale price of the common stock. Any gain recognized on such a disposition of the common stock in excess of the amount treated as ordinary income will be characterized as capital gain. The Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.

An optionee will not recognize any taxable income at the time the optionee is granted a NQSO. However, upon exercise of the option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of the common stock over the exercise price, and the Company will be entitled to a corresponding deduction at the time of exercise, subject to Sections 162(m) and 280G of the Code. Upon an optionee’s sale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the common stock has been held for at least the applicable long-term capital gain period (currently 12 months).

Stock Appreciation Rights.  Generally, stock appreciation rights will not be taxable to the participant at grant. Upon exercise of the stock appreciation right, the fair market value of the shares received, determined on the date of exercise, or the amount of cash received in lieu of shares, will be taxable to the participant as ordinary income in the year of such exercise. The Company will be entitled to a business expense deduction to the extent the grantee recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.

Restricted Stock.  Generally, a participant will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, until such time as the restricted stock is no longer subject to the substantial risk of forfeiture. At that time, the participant will be taxed on the difference between the fair market value of the common stock and the amount the participant paid, if any, for such restricted stock. However, the recipient of restricted stock under the Plan may make an election under Section 83(b) of the Code to be taxed with respect to the restricted stock as of the date of transfer of the restricted stock rather than the date or dates upon which the restricted stock is no longer subject to a substantial risk of forfeiture and the participant would otherwise be taxable under Section 83 of the Code.

Performance Stock.  A participant will recognize ordinary income on the fair market value of the shares when the performance stock is delivered.

Contract Stock.  A participant will generally not have ordinary income upon grant of contract stock. When the shares of our common stock are delivered under the terms of the contract stock, the participant will recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid by the participant for such shares.

Dividend Equivalents.  A participant will recognize ordinary income on dividend equivalents as they are paid.

Code Section 409A.  Certain types of awards under the Plan, including performance stock, contract stock and dividend equivalents, may constitute, or provide for, a deferral of compensation under Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Plan and awards granted under the Plan generally will be structured and interpreted to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A.

Section 162(m).  Under Section 162(m) of the Code, in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and nonqualified benefits) for certain executive officers exceeds $1,000,000 in any one taxable year. However, under Section 162(m) of the Code, the deduction limit does not apply to certain “qualified performance-based” compensation established by an independent compensation committee that conforms to certain restrictive conditions stated under the Code and related regulations. These conditions include, without limitation, the requirements that the compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals, that the material terms of the performance goals be disclosed to and approved by the shareholders, and that the shareholders re-approve the material terms of the performance goals every five years.

The Plan has been structured with the intent that certain awards granted under the Plan may meet the requirements for “qualified performance-based” compensation under Section 162(m) of the Code. To the extent granted with an exercise price not less than fair market value on the date of grant, options granted under the Plan are intended to qualify as “performance-based” under Section 162(m) of the Code. Stock appreciation rights will also qualify as “performance-based” under Section 162(m) of the Code, to the extent they relate to the increase in the market value of the shares of common stock from the date of grant. Performance stock awards granted under the Plan may also qualify as “performance-based” under Section 162(m) of the Code if they vest or are otherwise payable based solely upon the Performance Criteria. In order for these types of awards to qualify as “performance-based” under Section 162(m) of the Code, the Company has submitted Proposal 3 for stockholder approval of the Plan, as amended and restated as described in Proposal 3. The Plan, as amended and restated, has been designed to permit our Compensation Committee to grant stock options and other awards which will qualify as performance-based compensation under Section 162(m). As described above, to continue to qualify for the exemption for performance-based compensation, the shareholders must re-approve the material terms of the performance goals every five years. Our stockholders last approved the material terms of the Plan’s performance goals when the Plan was initially approved by our stockholders in 2003. The Company has submitted Proposal 3 for stockholder approval of the Plan, as amended and restated, including the material terms of the performance goals, which have not changed from those that are included in the current terms of the Plan. While this Proposal 4 is separate from and not contingent or otherwise conditioned on your vote with respect to Proposal 3, stockholder approval of the Plan, as amended and restated, under Proposal 3 will also constitute stockholder re-approval of the material terms of the performance goals for purposes of Section 162(m) of the Code and will permit all types of awards under the Plan to be eligible to qualify as performance-based compensation under Section 162(m) should our Compensation Committee determine to grant qualifying awards.

Other Considerations.  Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by the Company and are subject to an excise tax of 20% payable by the recipient.

The Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. Special rules may apply to a participant who is subject to Section 16 of the Exchange Act. Certain additional special rules apply if the exercise price for an option is paid in shares of common stock previously owned by the participant rather than in cash.

10. Accounting Treatment.  Stock-based compensation expense for all stock-based compensation awards granted after January 1, 2006 under the Plan is based on the fair value on the grant date, estimated in accordance with the guidelines of SFAS No. 123R, using the binomial distribution model. The amount of compensation cost attributable to stock-based awards in 2007 was $10.0 million, net of tax.

11. Reasons For Amendment Of The Plan.  As of May 1, 2008 a total of 2,655,444 shares were subject to outstanding options and other awards held by approximately 950 officers, employees and other participants under the Plan, of which 992,405 options were vested and exercisable and 34,029 shares or units of shares were vested. As of May 1, 2008 only 936,170 shares remained available for the grant of new awards under the Plan. In addition, as of May 1, 2008 a total of 1,168,467 shares were subject to outstanding options and other awards held by approximately 1,000 officers, employees and other participants under the other Approved Plans, of which 1,118,041 options were vested and exercisable and 2,251,334 shares or units of shares were vested. As of May 1, 2008 only 31,389 shares remained available for the grant of new awards under such other Approved Plans. The proposed amendment to the Plan would increase the maximum number of shares available for grant under the Plan by 750,000 to a total of 4,750,000. As described above, our Board of Directors has determined that it is advisable to amend the Plan to be able to continue providing stock-based incentive compensation to our key employees and associates, thereby continuing to align the interests of such individuals with those of our stockholders, and that grants of awards under the terms of the Plan are an effective means of providing such compensation.

12. New Plan Benefits.  The number of awards that our named executive officers and other employees may receive under the Plan is in the discretion of the Compensation Committee and therefore cannot be determined in advance. Each of our non-employee directors will receive a grant, at their election, of 7,500 options or 1,875 shares of restricted stock, under the Plan each year, and the Chairman of the Board of Directors will receive a grant, at his election, of 10,000 options or 2,500 shares of restricted stock. The dollar value of such options or restricted stock cannot be determined at this time. We also cannot determine in advance what election the directors will make. In addition, each of our non-employee directors will receive an annual retainer of $55,000 payable in one of four ways: (1) in cash, (2) one half in cash and one half in restricted stock, (3) in restricted stock, or (4) in options (the number of options determined by valuing the options at 25% of the fair market value of the Company’s common stock underlying the option on the date of grant) with a maximum of 7,500 options. Options and restricted stock, as applicable, will be issued under the Plan. The director makes the election to receive the retainer in cash, restricted stock or options on the date of our annual meeting. At this time we cannot determine whether any director will elect to receive his or her retainer in restricted stock or options under the Plan. In addition, we are required under the terms of our employment agreement with our President and CEO to grant stock options to him covering between 100,000 and 200,000 shares of common stock on an annual basis. We also are required under our employment agreements to grant equity-based compensation to certain other executive officers on an annual basis, commensurate with the equity compensation of other executive officers and based on performance. In addition, we expect to renegotiate the employment agreements with certain executive officers, including our President and CEO, which will be expiring in 2009. Although the Compensation Committee has not determined the terms of any such renewals or extensions, it is possible that equity grants will be made in connection with any renewal or extension of the agreements. Except with respect to the annual equity grants and retainers payable to our non-employee directors as described above pursuant to their elections, and subject to the requirements of our employment agreement with our President and CEO, awards under the Plan are subject to the discretion of the Compensation Committee, and the Compensation Committee has not made any determination to make future grants to any persons under the Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by participants other than our President and CEO under the Plan.

Certain tables above under the general heading “Executive Compensation,” including the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards at Fiscal Year End Table, Option Exercises and Stock Vested Table, Nonqualified Deferred Compensation in 2007 Table and Equity Compensation Plan Information Table set forth information with respect to prior awards granted to our individual named executive officers under the Plan and other Approved Plans. In addition, please refer to the following tables set forth in Proposal 3:

•	New Plan Benefits Under Amended and Restated 2003 Equity Incentive Plan in Fiscal Year 2008 Table, which sets forth the estimated awards of all types to be made under the Plan to our individual named executive officers and other groups during 2008; and

•	Awards Granted Under 2003 Equity Incentive Plan Since Inception of Plan in Fiscal Year 2003 Table, which sets forth the awards of all types granted under the Plan to our individual named executive officers and other groups since the adoption and approval of the Plan in 2003.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote is required to approve and adopt the proposed amendment to the Plan. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

If our stockholders do not approve this proposal, the Plan will remain in full force without giving effect to this amendment and the Company may continue to grant awards under the Plan within the current 4,000,000 share limit.

Your vote with respect to the amendment of the Plan in this Proposal 4 is separate from and not contingent or otherwise conditioned on your vote with respect to Proposal 3 above.

THE BOARD OF DIRECTORS HAS ADOPTED A RESOLUTION APPROVING THE
AMENDMENT TO THE 2003 EQUITY INCENTIVE PLAN AND HEREBY RECOMMENDS THAT
THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE APPROVAL OF THE
AMENDMENT TO THE 2003 EQUITY INCENTIVE PLAN.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This discussion supplements the more detailed information concerning executive compensation in the tables and narrative discussion that follow. This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers, who consist of our Chief Executive Officer, our former and current Chief Financial Officer and three other executive officers, as determined under the rules of the SEC. For 2007, our named executive officers were:

•	Stuart M. Essig, our President and Chief Executive Officer;

•	John B. Henneman, III, our Executive Vice President, Finance and Administration, and Chief Financial Officer;

•	Gerard S. Carlozzi, our Executive Vice President and Chief Operating Officer;

•	Maureen B. Bellantoni, our former Executive Vice President and Chief Financial Officer;

•	Judith E. O’Grady, our Senior Vice President, Regulatory, Quality Assurance and Clinical Affairs; and

•	Jerry E. Corbin, our Vice President and Corporate Controller.

The Compensation Committee of our Board of Directors plays a key role in designing and administering our executive compensation program. All principal elements of compensation paid to our executive officers are subject to the Compensation Committee’s approval. The report of the committee appears following this section.

Philosophy

We have designed our executive compensation program to attract, retain and motivate highly qualified executives and to align their interests with the interests of our stockholders. The ultimate goal of our program is to increase stockholder value by providing executives with appropriate incentives to achieve our business objectives. We seek to achieve this goal through a program that rewards executives for performance, as measured by both financial and non-financial factors. Our use of equity-based awards that vest over time also encourages our talented executives to remain in our employ. Executive officers are required to enter into non-competition or other restrictive covenants with us, a practice that we believe limits the possibility of losing them to our closest competitors. We also encourage executives to act as equity owners through the stock ownership guidelines described later in this discussion.

Role of Executive Officers in Compensation Process

Our President and Chief Executive Officer provides significant input on the compensation, including annual merit adjustments and equity awards, of his direct reports and the other named executive officers. In addition, he attends meetings of the Compensation Committee. As discussed below under “Annual Review of Compensation,” the Compensation Committee approves the compensation of the named executive officers, taking into consideration the recommendations of our President and Chief Executive Officer.

Compensation Consultants

We do not regularly use compensation consultants. However, during 2008 Watson Wyatt & Company has served as a consultant to the Compensation Committee in connection with a review of the Company’s 2003 Equity Incentive Plan. Watson Wyatt & Company was also called upon in 2007 and 2008 to provide consulting services to the Compensation Committee on the Compensation Discussion and Analysis part of the 2007 proxy statement and this proxy statement, respectively. In addition, Watson Wyatt & Company provided consulting services to the Committee in 2006 in connection with the establishment of our management incentive compensation plan.

Compensation of Other Companies

Our Compensation Committee considers the compensation practices of other companies in our industry. This consideration generally occurs in connection with our entering into employment or severance agreements with executive officers, rather than on an annual basis. The Committee generally considers market compensation of other companies in our industry when reviewing base salaries of our executives. Over the past several years, the list of companies (with current information publicly available today) includes Advanced Medical Optics, Inc., ArthroCare Corporation, Bio-Rad Laboratories, Boston Scientific Corporation, Cardinal Healthcare, ConMed Corporation, Cooper Industries Ltd., C.R. Bard, Cyberonics, Inc., Edwards Lifesciences Corporation, Haemonetics Corporation, Hologic, Inc., Johnson & Johnson, Medicis Pharmaceutical Corporation, Medtronic, Inc., Mentor Corporation, St. Jude Medical Corporation, Steris Corporation, Stryker Corporation, Wright Medical Group, Inc. and Zimmer Holdings, Inc. We do not target our executives’ base salaries at a specific percentile of market salaries.

Elements of Compensation

There are three major elements of our executive compensation program: (1) base salary, (2) annual cash incentives in the form of bonus and/or incentive compensation plan payments and (3) long-term equity-based incentives in the form of stock options, restricted stock, performance stock and other forms of equity. The Compensation Committee reviews these elements of compensation on an annual basis.

Base Salaries

We use base salary as a recruiting and retention tool, and to recognize individual performance and responsibility through merit and promotional increases. Historically, we typically paid base salaries of executives at below the 50th percentile of salaries for comparable positions or responsibilities at other medical device companies, based on the data obtained from the published salary survey sources and these companies’ proxy statements. This decision was based, in part, upon the size of the Company, our historical lack of cash and our desire to use our available cash for acquisitions. In addition, we wanted to link managerial compensation to our stock performance and, as a growing company, to attract people with an entrepreneurial spirit and a long-term objective. As we have grown, we have moved our compensation program towards a greater percentage of cash compensation to become more competitive with larger companies and companies in our geographic region. The Compensation Committee reviews base salaries annually, but it does not automatically increase them if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. We consider market factors, individual and Company performance, rate of inflation, responsibilities and experience when considering merit or promotion-related increases.

In addition, in determining salaries for 2007 for Messrs. Essig, Carlozzi and Henneman, the Committee considered the extent to which the Company achieved the goals assigned to these executives for 2006 and the extent to which the individuals contributed to the achievement of those goals. No weightings were assigned and the Committee viewed the objectives in the aggregate, with emphasis on the qualitative goals. In addition, the Committee considered the Company’s long-term performance and overall accomplishments. See “Annual Review of Compensation” and “2007 Named Executive Officer Compensation — Base Salaries” below for additional information.

Annual Cash Incentives

Because our Company has grown and become recognized as a market leader in our industry, we need to pay more competitively to retain our top executives and attract new ones. Accordingly, we have determined that we need to provide a greater percentage of cash compensation as a percentage of overall compensation. To move our compensation program towards providing a higher percentage of cash compensation, in 2006 we introduced cash bonuses and adopted the Integra LifeSciences Holdings Corporation Management Incentive Compensation Plan (the “MICP”). These forms of compensation create annual incentive opportunities tied to objectives that are designed to help us achieve our short-term plans to grow the business and increase stockholder value.

Cash Bonuses.  We believe that setting performance-based target bonuses accomplishes the goal of creating annual incentives, and we further believe that this form of compensation is similar to what other companies offer based on publicly available information of companies in our industry. The employment agreements that we entered into with our President and Chief Executive Officer (Mr. Essig), our Executive Vice Presidents (Mr. Carlozzi and Mr. Henneman) and a former Executive Vice President (Ms. Bellantoni) provide (or, in the case of Ms. Bellantoni, provided) for annual cash bonuses equal to a targeted percentage of base salary. The targeted amounts are 100% for Mr. Essig and 40% for Mr. Carlozzi, Mr. Henneman and Ms. Bellantoni. Rather than receiving similar cash bonuses, Ms. O’Grady and Mr. Corbin participate in the MICP, as described below. As discussed below under “Annual Review of Compensation,” the amount of the bonus that we will pay is based upon the satisfaction of performance objectives and is determined by the Compensation Committee, in its sole discretion. As discussed below, prior to 2006 Mr. Essig waived his right to receive an annual cash bonus.

Our President and Chief Executive Officer and our Executive Vice Presidents do not participate in the MICP because their employment agreements, which were all entered into prior to the adoption of the MICP, provide for targeted cash bonuses. We believe that paying these executive officers a targeted bonus based on both qualitative and quantitative objectives without weightings or a formula, as opposed to only quantitative measures under the MICP, allows the Compensation Committee to have flexibility to judge the performance of these officers on a number of factors, such as leadership, the accomplishment of goals that were set during the year after the MICP performance goals are set, and compliance and quality objectives.

When deciding cash bonuses for 2007 for Messrs. Essig, Carlozzi and Henneman, the Committee considered the extent to which the Company achieved the goals assigned to these executives for 2006 and the extent to which the individuals contributed to the achievement of those goals. No weightings were assigned and the Committee viewed the objectives in the aggregate, with emphasis on the qualitative goals. See “Annual Review of Compensation” below.

Management Incentive Compensation Plan.  In August 2006, we adopted the MICP. The purpose of the MICP is to offer incentive compensation to key employees below the level of Executive Vice President by rewarding the achievement of corporate goals and measurable individual goals that are consistent with and support our overall corporate goals. Under the MICP, these key employees are eligible for an annual cash incentive award.

The Compensation Committee is charged with establishing the performance goals in making award opportunities to executive officers under the MICP. The Compensation Committee is responsible for establishing these performance goals and the amount of the target awards prior to the beginning of each year after a review of the factors it believes will be most important to our business over the coming year. The target award will be equal to a percentage of the officer’s base salary. The amount of the awards to be paid is conditioned upon our achievement of those targets. We may not make any payments if we fail to achieve a performance level of at least 90% of the target performance goal. We may increase the award by as much as 50% above the target award upon the approval of the MICP administrator (the Compensation Committee or, in the case of employees who are not executive officers, the head of our human resources department) based on the extent to which the level of achievement of the performance goals exceeds the target level for that performance period (to a maximum of 120% of the target performance goals).

The MICP allows the MICP administrator to select EBITDA and/or global sales as the performance measures. In addition, performance measures may relate to the participant’s attainment of other performance goals that are specified for such participant and may be weighted as to corporate and individual goals. While we have not yet used individual performance goals under the MICP for our executive officers we could have used individual performance to reduce an award amount for executive officers in 2007. Target performance goals are set at levels that are achievable in the opinion of the Compensation Committee, but at levels high enough so that the achievement of these levels would benefit the Company. For 2007, the performance measure was adjusted EBITDA (defined as net income before interest, taxes, depreciation and amortization, as adjusted, in the discretion of the Compensation Committee, to account for any items that do not reflect our core operating performance). In addition, for 2007, the Company could reduce awards for individuals based on an assessment of the individual’s performance for 2007. Mr. Corbin and Ms. O’Grady received their respective formula award amount for 2007 with no reduction (or increase), based on their respective individual performance.

Employees who participate in the MICP are entitled to receive discretionary cash bonuses in addition to their MICP payments. These additional bonuses are, however, reserved for extraordinary performance and may be granted in the sole discretion of the President and Chief Executive Officer, except that all such awards to executive officers require approval of the Compensation Committee. There is no limit on the amount of such bonuses. The amount of MICP payments that these employees receive is taken into account in determining these bonus payments. For 2007, no executive officers who participated in the MICP received an additional non-MICP bonus because their compensation package when taken as a whole was determined to be adequate.

Long-Term Equity-Based Incentives

We use stock options, restricted stock, performance stock and other equity equivalents to provide long-term incentives. These awards help us retain executives and align their interests with stockholders by setting multi-year vesting requirements and subjecting a significant portion of the compensation value to increases in the value of our stock. Existing ownership levels are not a factor in award determination because we do not want to discourage executives and other employees from holding significant amounts of our stock if they so choose.

We grant equity awards to employees in three situations: (1) upon their hiring or entering into new employment agreements, (2) in connection with annual performance reviews and (3) from time to time, to award employees who have accomplished projects that benefit our Company.

With certain exceptions, we have historically used stock options with six-year terms that vested over a period of four years to provide incentives to members of management. Under the terms of Mr. Essig’s employment agreements, we have granted restricted stock units to Mr. Essig at the time he entered into new employment agreements and have made annual stock option grants with 10-year terms to him. In 2005 we began granting restricted stock to employees below the Executive Vice President rank, generally with a three-year “cliff” vesting in addition to options, and in 2006, we generally ceased granting options to our employees, except for Mr. Essig’s annual option grant (which is required under his employment agreement) and for compensation of our Board of Directors. The three-year cliff vesting provides that no shares shall vest until the third anniversary of the grant, at which time all shares will vest. We believe that restricted stock ties the value of employees’ equity compensation to our long-term performance. By granting restricted stock instead of stock options we are able to issue fewer shares and conserve the amount of equity available under our equity incentive plans. In addition, stock options no longer receive favorable accounting treatment. Thus, we lost the benefit that stock options previously provided. Finally, we believe that the three-year cliff vesting of restricted stock awards provides an effective retention tool.

In April 2007 and April 2008, we granted performance stock to Messrs. Carlozzi and Henneman in connection with the equity grants relating to their 2006 and 2007 performance, respectively. These grants cover the performance periods 2007-2009 and 2008-2010, respectively. The decision to grant performance stock was based on the reasons described above relating to the use of restricted stock, as well to tie their compensation to an important Company goal. The performance condition is that our revenues during any year of the performance period exceed revenues during the year prior to the performance period. If the performance condition is met, the shares covered by the grant are deliverable on the third anniversary of the date of grant, subject to continued employment.

In April 2007 and April 2008, we granted restricted stock to certain executives, including Mr. Corbin and Ms. O’Grady, in connection with the Company’s 2006 and 2007 performance, respectively, as well as their individual performance.

As described above under “Information Concerning Meetings and Committees,” the Compensation Committee has delegated authority for making equity awards to certain non-executive officer employees under the Approved Plans to a Special Award Committee, consisting of Mr. Essig. On an annual basis, the Compensation Committee establishes the aggregate number of awards that the Special Award Committee may make during the year.

We require all executive officers and substantially all U.S.-based employees to sign a non-competition agreement, or an employment or severance agreement with non-competition provisions, as a condition of receiving an equity award.

Perquisites

We provide our named executive officers with very few perquisites and other benefits not generally available to other employees. We have provided relocation assistance, including reimbursement of temporary housing and moving expenses, for certain named executive officers upon their hiring. We also provide management-level employees with a corporate credit card not available to all employees which includes an airport club membership benefit.

Annual Review of Compensation

We make the key decisions regarding named executive officer compensation (salary increases, equity grants and bonus and MICP payments) in connection with our annual performance review process. The decisions regarding Mr. Essig’s compensation generally occur at the Compensation Committee meeting held each December. For fiscal year 2007, we completed our review process for other named executive officers in January and February 2008. We anticipate that we will adhere to a similar timetable for annual reviews in future years. We generally do not make equity grants to named executive officers other than Mr. Essig until after the end of the year. Thus, such grants do not appear in the Summary Compensation Table for the year in which cash compensation is reported.

In the fourth quarter of each year, Mr. Essig discusses with the Compensation Committee a proposed list of his performance objectives. These objectives, described below, cover financial and organizational matters. The financial measures include revenue, gross margin, EBITDA, earnings and similar metrics. At the end of each year, Mr. Essig provides a self-evaluation of his performance, which the Compensation Committee reviews and discusses with Mr. Essig. The Committee then solicits input from the full Board of Directors and meets in executive session to determine Mr. Essig’s annual salary increase, bonus amount and stock option grant. Mr. Essig’s targets and objectives are purposefully set to be aggressive and ambitious. As a result, the objectives are not meant to be a “check-the-box” chart pursuant to which we will award Mr. Essig a certain percentage of his contractually obligated salary increase, equity award or bonus based upon a percentage of the objectives achieved. Rather, they are meant to guide the members of the Compensation Committee as to what compensation awards are appropriate for Mr. Essig based upon his overall performance.

Messrs. Carlozzi and Henneman discussed a proposed list of their objectives for 2007 with Mr. Essig. The objectives, described below, relate to each named executive officer’s areas of responsibility and include achieving the year’s general operating plan performance levels. At the end of each year, Mr. Essig reviews the performance of these named executive officers, which includes evaluating whether they satisfied their performance objectives, solicits feedback from other employees, and makes recommendations to the Compensation Committee regarding their salary increases, bonus amounts and equity awards. Mr. Essig also evaluates the performance of the other named executive officers with their supervisors and makes similar recommendation to the Compensation Committee. The Compensation Committee then considers Mr. Essig’s recommendations in making its compensation determinations for these named executive officers.

For 2007, the quantitative goals for Messrs. Essig, Carlozzi and Henneman that were explicitly listed were as follows: consolidated plan revenues of $500-$520 million (excluding acquisitions), adjusted earnings per share of $1.70-$1.85, 62% gross margin (before acquisitions), adjusted EBITDA goal of $120-130 million and progress in managing capital efficiently (receivables of 60 days and inventory of 200 days). These quantitative goals were intended as “stretch” goals that would significantly benefit the Company. A goal of developing a five-year strategic plan with the following objectives also was provided: minimum revenue growth of 15% per year, minimum earnings per share growth of 20% per year, progress in operating margin, approaching best competitive benchmark levels within five years and increased focus on sales, marketing and product development divisional management. In addition, the following qualitative goals were assigned to these individuals:

•	leadership;

•	leveraging and maintaining high quality relationships with the investment community and key customers;

•	keeping the Board informed and consulted on appropriate matters;

•	ensuring corporate governance and ethical responsibilities are met;

•	employee development;

•	business development;

•	aligning and motivating the organization;

•	recruiting high quality executives and developing succession planning for critical positions;

•	supporting and guiding the strengthening of organization development and planning efforts;

•	maintaining corporate environment for continuous improvement;

•	supporting the development of business opportunities;

•	achieving operating synergies projected in operating plans;

•	improving diversity;

•	encouraging employee equity ownership;

•	reviewing and enhancing compliance programs;

•	improving the timeliness and effectiveness of the finance function (for Messrs. Essig and Henneman);

•	improving and enhancing commitment to quality systems;

•	continuing to enhance evaluation process by tying compliance initiatives with performance evaluations; and

•	participating in the development of the industry and public policy positions and action plans.

For 2007, the Compensation Committee reviewed corporate and individual performance against the 2007 goals described above for Messrs. Essig, Carlozzi and Henneman. For 2007, the Company (i) exceeded the consolidated plan revenues goal, (ii) achieved approximately 91% of the adjusted earnings per share goal of $1.70-$1.85 (due to decisions to invest in systems, increase personnel and impact of the IsoTis acquisition), (iii) exceeded the gross margin goal, (iv) achieved $105.5 million (or approximately 88%) of the adjusted EBITDA goal of $120-130 million and (v) partially achieved the goal of managing capital efficiently (receivables at goal of 60 days and inventory at 269 days). Much of the inventory buildup was due to acquisition activity and restructuring. In addition, the Committee considered the Company’s long-term performance and overall accomplishments. Further, the goal of developing the five-year strategic plan was achieved. In addition, the Committee reviewed the individual’s performance against the other goals described in the preceding paragraph. No weightings were assigned, and the Committee viewed the objectives in the aggregate, with special emphasis on the qualitative goals, particularly compliance, leadership, business development and employee development. As a result of the annual review, including a determination that a significant amount of achievement of the “stretch” goals had been met and the qualitative goals had been met or exceeded, the Committee determined that these individuals had met or achieved their 2007 objectives goals taken as a whole. The Committee considered the performance of the Company and the individuals against these goals when determining the 2008 salaries, bonus amounts and equity grants for these individuals.

For 2006, the Compensation Committee reviewed corporate and individual performance against the 2006 goals established for Messrs. Essig, Carlozzi and Henneman. The quantitative goals were intended as “stretch” goals that would significantly benefit the Company. For 2006, the Company (i) fully achieved the adjusted earnings per share goal of $1.65-$1.75, (ii) achieved approximately 95% of consolidated plan revenue goal of $330-$340 million (excluding acquisitions), (iii) achieved the 63% adjusted gross margin (excluding restructuring charges) compared to our goal (before acquisitions) of 64%, (iv) exceeded the adjusted EBITDA goal of $75-80 million for the full year by almost 30% and (v) made progress in managing capital efficiently (receivables down to 59 days versus goal of 60 days and inventory at 219 days versus goal of 120 days). Much of the inventory buildup was due to acquisition activity and the shutdown of various facilities. In addition, the Committee considered the Company’s long-term performance and overall accomplishments. Further, the goal of developing the five-year strategic plan with the following objectives was achieved: minimum revenue growth of 18% per year, minimum earnings per share growth of 25% per year, progress in operating margin, and approaching best competitive benchmark levels within five years. In addition, the Committee reviewed the individual’s performance against the other goals for 2006 described above. No weightings were assigned, and the

Committee viewed the objectives in the aggregate, with special emphasis on the qualitative goals (which were essentially the same as described above for 2007), particularly compliance, leadership, business development and employee development. As a result of the annual review, including a determination that a significant amount of achievement of the “stretch” goals had been met and the qualitative goals had been met or exceeded, the Committee determined that these individuals had met or achieved their 2006 objectives goals taken as a whole. The Committee considered the performance of the Company and the individuals against these goals when determining the 2007 salaries, bonus amounts and equity grants for these individuals

In addition, during 2007, the Committee’s compensation decisions for Messrs. Carlozzi and Henneman reflected the Committee’s intent to provide the same level of compensation for them, reflecting similar responsibilities and individual performance.

For 2007, the Committee’s decisions regarding the compensation of Ms. O’Grady and Mr. Corbin were intended to keep their compensation in line with the compensation of other Senior Vice Presidents and Vice Presidents, respectively, as well as to maintain their overall package consistent with that of prior years. In addition, such decisions recognized their individual performance and, in the case of their MICP bonus, the Company’s performance against the MICP goal.

Mr. Essig’s employment agreement provides that (1) we increase Mr. Essig’s salary by a minimum of $50,000 each year during the term of the agreement, (2) Mr. Essig be eligible for a cash target bonus that shall not be less than 100% of his base salary and (3) we award Mr. Essig an annual stock option grant ranging from 100,000 to 200,000 shares of our common stock. The compensation we have paid to Mr. Essig has demonstrated a connection between these three provisions. We have increased Mr. Essig’s salary by the minimum amount during each year of his agreement. Prior to 2006, Mr. Essig had waived his right to a cash bonus because of our limited historical cash flow. For 2006 and 2007, the Committee awarded him 100% of his cash target bonus. In addition, we have awarded Mr. Essig the maximum amount of 200,000 stock options each year of his employment agreement due primarily to his outstanding performance and the Company’s long-term performance and partly due to our decisions regarding his salary increase and his decision to waive his right to cash bonuses for such past years.

Historically, we have not used specific guidelines in making equity grants to our other executive officers. However, we have made equity grants with the objective of compensating our executive officers in a competitive manner, based on publicly available information on other companies, necessary to retain their services and have considered the cash compensation that we pay to executive officers in setting the size of equity grants.

Equity Grant Practices

Equity grant decisions are made without regard to anticipated earnings or other major announcements by the Company. Historically, the Compensation Committee has approved option grants to Mr. Essig at its December meeting and generally approved the annual stock option or other equity-based grants to other management-level employees at a meeting held in the last quarter of the year. The Compensation Committee, however, approved the performance stock awards for 2007 for Messrs. Henneman and Carlozzi on January 17, 2008 and the restricted stock awards for 2007 for Ms. O’Grady and Mr. Corbin on February 26, 2008 after our annual review process for those named executive officers was completed. These grants were effective on April 1, 2008. We expect this general timetable to continue.

The grant date of Mr. Essig’s annual stock option grant under his current employment agreement, entered into in July 2004, has been the date the award was approved. In general, the grant date for awards to other executive officers is either the date of the required approval or, for administrative convenience, the first business day of the month following the required approval. For example, the Compensation Committee designated April 2, 2007 as the grant date for the restricted stock and performance stock awards that the Compensation Committee approved on March 15, 2007. In addition, in order to maintain the same grant schedule for such officers in 2008, the Committee designated April 1, 2008 as the grant date for such awards that the Committee approved on January 17, 2008 and February 26, 2008. As we have moved from granting options to granting restricted stock and performance stock, we expect grants to our named executive officers, other than stock option grants to Mr. Essig pursuant to his employment agreement, to be made on the first business day of the month or quarter following Compensation Committee approval. The Special Award Committee approves and makes equity grants on the first business day of the month. We make equity grants to members of our Board of Directors on the date of our annual meeting of stockholders.

The exercise price of stock options is equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. The Compensation Committee or Special Award Committee, as applicable, may set a higher exercise price for options granted to employees based outside the United States if our counsel advises that it is necessary or advisable to do so under the applicable country’s law. This practice with respect to setting stock option exercise prices is consistent with the terms of our equity incentive plans. The terms of these plans require that the exercise price of options granted under the plans be not less than the fair market value of our common stock on the date of grant. The plans define “fair market value” as the closing prices of our common stock on the NASDAQ Global Select Market on the date of grant.

Post-Employment Arrangements

We have entered into employment agreements with our President and Chief Executive Officer and our Executive Vice Presidents. We also entered into an employment agreement with Ms. Bellantoni, a former Executive Vice President, who resigned from the Company effective September 6, 2007. The employment agreements provide for payments in the event that the executive is terminated by us (or the employment agreement is not renewed) other than for cause and in the event that the executive terminates his or her employment for good reason and provides for additional payments in the event the executive’s employment is terminated under these circumstances following a change in control.

In 2006, we began replacing the employment agreements that we had entered into with two Senior Vice Presidents with severance agreements that provide for payment to the officer under fewer scenarios than provided for under the employment agreements. In January 2007, we entered into a severance agreement with Ms. O’Grady that replaced the employment agreement that we had entered into with her in 2003. Following the expiration of that severance agreement, in January 2008, we entered into a new severance agreement with Ms. O’Grady. Ms. O’Grady’s severance agreement provides for a payment in the event that, following a change in control, we terminate her employment other than for cause or she terminates her employment with us for good reason. Our movement from employment agreements to severance agreements reflects our philosophy that it is in the best interest of our stockholders to limit the number of employees who receive termination payments outside a change-in-control event. As a result of this change, the only named executive officers who have employment agreements that provide for termination payments outside of a change in control are our President and Chief Executive Officer and our two Executive Vice Presidents, and only a limited number of U.S.-based employees are parties to agreements that provide for such payments.

The Company is not obligated to provide Mr. Corbin with any severance or change-in-control benefits or payments.

In 2006, we amended Mr. Essig’s employment agreement to provide for change-in-control benefits. Mr. Essig’s employment agreement entered into in 2004 provided that on a change in control all stock options would vest and become exercisable through their original expiration date and all restricted stock units would vest and be distributed on the date of the change in control. Mr. Essig’s employment agreement also provided for a full gross-up payment to cover excise taxes under Section 280G of the Internal Revenue Code. We included change-in-control benefits in the employment agreement we entered into with our Executive Vice Presidents in late 2005 and early 2006, and our Compensation Committee determined that it was appropriate to amend Mr. Essig’s employment agreement to provide similar benefits.

The amendment provides Mr. Essig with change-in-control benefits that are in addition to the benefits provided currently in the initial agreement. Specifically, if within 18 months following a change in control (i) we terminate Mr. Essig’s employment for a reason other than death, disability or cause, (ii) Mr. Essig terminates his employment for good reason or (iii) we do not extend Mr. Essig’s employment agreement after a change in control, Mr. Essig will be entitled to additional severance benefits.

Effective September 6, 2007, we entered into a separation agreement with Ms. Bellantoni in connection with her resignation. See “2007 Named Executive Officer Compensation — Severance Payment” below.

These agreements are further described in the section entitled “Executive Compensation — Potential Payments under Termination or Change in Control.”

2007 Named Executive Officer Compensation

Base Salaries

In December 2006 for Mr. Essig, and March 2007 for the other named executive officers, the Compensation Committee approved the following base salaries, for the named executive officers for 2007:

		Percentage
Name	2007 Base Salary	Increase from 2006

Stuart M. Essig	$550,000	10.0%
John B. Henneman, III	$420,000	N/A
Gerard S. Carlozzi	$420,000	5.0%
Maureen B. Bellantoni	$325,000	8.3%
Judith E. O’Grady	$235,000	2.2%
Jerry E. Corbin	$210,000	8.8%

The salary change for Mr. Essig was effective January 1, 2007. Mr. Henneman’s salary was not increased in 2007 because the Committee determined that his salary level was appropriate. The increases for the other named executive officers were effective March 1, 2007. The increase in Mr. Essig’s salary from $500,000 to $550,000 was the minimum required under his employment agreement. The salary percentage increases for Mr. Carlozzi, Ms. Bellantoni, Ms. O’Grady and Mr. Corbin were in line with those of our other named executive officers and reflected an assessment of their individual performance and job responsibilities. See “Elements of Compensation — Base Salaries” above.

Management Incentive Compensation Plan Awards and Payments

For 2007, the performance objective under the MICP for Ms. O’Grady and Mr. Corbin, our named executive officers who participate in the MICP, was a $109 million of adjusted EBITDA. Adjusted EBITDA was defined as net income before interest, taxes, depreciation and amortization, as adjusted, in the discretion of the Compensation Committee, to account for any items that do not reflect our core operating performance. For this performance period, the Compensation Committee determined that these items consisted of charges relating to acquisitions, facility consolidation, manufacturing transfer and systems integration, discontinued or withdrawn products, European legal entity restructuring, litigation settlements, intangible asset impairment, IsoTis operating losses and employee severance. We expect the adjusting items to differ for each performance period. The target awards under the MICP for 2007 were 30% and 25% of base salary for Ms. O’Grady and Mr. Corbin, respectively. The MICP specified the target award percentage for their respective position level. These amounts were based on competitive pay practices of other companies considered by the Committee. The Compensation Committee determined that we achieved 99.5% of the performance goal. Under the terms of the MICP, each participant was eligible to receive up to 98.75% of the target award. The Compensation Committee approved a payment to Ms. O’Grady of $69,619 and a payment of $51,844 to Mr. Corbin, or in each case, 98.75% of the target award, the maximum allowed. This amount is set forth in the “Non-Equity Incentive Plan Compensation” column to the Summary Compensation Table in this Proxy Statement.

Annual Bonus Payments

Mr. Essig’s employment agreement provides that he shall be eligible for a cash bonus that shall not be less than 100% of his base salary. Prior to 2006 Mr. Essig waived his right to this bonus because of our limited cash flow. In 2007, Mr. Essig received the target $550,000 bonus based upon our financial performance, strong cash-flow position and other qualitative objectives described above.

A target bonus of 40% of base salary is provided in the employment agreements to which Mr. Carlozzi and Mr. Henneman are parties. The Compensation Committee awarded each of these named executive officers (except Ms. Bellantoni who did not receive an award due to her separation) the target bonus of 40%: $168,000 for

Mr. Carlozzi; and $168,000 for Mr. Henneman. These awards were made based upon the Compensation Committee’s determination that Mr. Carlozzi and Mr. Henneman had met or achieved their performance objectives taken as a whole.

Equity Awards

Mr. Essig’s employment agreement provides that we shall award him an annual stock option grant ranging from 100,000 to 200,000 shares of our common stock. In December 2007, we granted 200,000 stock options to Mr. Essig. Our grant of the maximum amount was due, in part, as a result of our making no more than the minimum annual salary increase to Mr. Essig. The Committee also considered his 2007 performance, the extent of the Company’s achievement of 2007 objectives, the Company’s long-term performance and other factors. See “Annual Review of Compensation” above.

In April 2008, we granted restricted stock having an aggregate grant date value equal to $100,000 to each of Ms. O’Grady and Mr. Corbin for their 2007 performance. These amounts reflect the Committee’s intent to maintain their overall compensation package consistent with that of prior years. We granted performance stock having an aggregate grant date value equal to $168,000 to each of Mr. Carlozzi and Mr. Henneman for their 2007 performance. The performance condition for the 2008-2010 performance period is that our revenues during any year of the performance period exceed revenues during the year prior to the performance period. These grant amounts are equivalent to 40% of base salary, which is the same amount paid as cash bonuses to them for 2007. This represents the Committee’s practice of paying them half of their bonus in cash and half in equity-based compensation. See “Annual Review of Compensation” above. Because these grants were made in 2008, they do not appear in the Summary Compensation Table or the Grants Of Plan Based Awards table.

In April 2007, we granted restricted stock having a grant date value equal to $200,000 to Ms. Bellantoni, restricted stock having a grant date value equal to $165,450 to Ms. O’Grady and restricted stock having a grant date value equal to $120,746 to Mr. Corbin for their 2006 performance. We granted performance stock having a grant date value equal to $200,000 to each of Mr. Carlozzi and Mr. Henneman pursuant to their employment agreement and for their 2006 performance. See “Annual Review of Compensation” above. The performance goal of the performance stock was that our sales in any calendar year during the performance period of January 1, 2007 and ending December 31, 2009, shall be greater than consolidated sales in calendar year 2006. These named executive officers will receive the shares of common stock underlying the performance stock on December 31, 2009 since the performance goal has been met. Because these grants were made in 2007, they are shown in the Summary Compensation Table and the Grants Of Plan Based Awards table for 2007.

Ms. Bellantoni’s outstanding grants of restricted stock and performance stock were forfeited as a result of her leaving the Company prior to the vesting of the restricted stock and completion of the performance period for the performance stock.

Severance Payment

Effective September 6, 2007, Ms. Bellantoni resigned from the Company. At that time, the Company and Ms. Bellantoni entered into a separation agreement which terminated her employment agreement. Under her separation agreement, Ms. Bellantoni received a payment of $325,000, equal to her annual base salary, and received a payment of $11,563 for accrued time off. Pursuant to her separation agreement, Ms. Bellantoni is also generally entitled to continue to participate, at no cost to her, in all group life, health, accident and disability insurance plans maintained for a period of one year following her termination or, if earlier, until she obtains full-time employment with another employer, subject to certain conditions. As a result, she is participating in our group health insurance plan. These amounts are set forth in the “All Other Compensation” column of the Summary Compensation Table.

Compensation Plan Changes Effective for 2008

Management Incentive Compensation Plan

In January 2008, we amended the MICP to provide more flexibility in its administration, commencing with the 2008 performance period. The MICP administrator may establish the target award percentage for individuals, but in no event may the percentage exceed 50% of base salary. In addition, the MICP administrator may increase or decrease awards by up to 100% from the formula-determined amount, based on an assessment of the individual’s performance.

2003 Equity Incentive Plan

In April, 2008, the Board of Directors approved an Amended and Restated 2003 Equity Incentive Plan, subject to stockholder approval. These amendments would provide a one million share limit on the number of shares of common stock that may be issued pursuant to awards that may be granted to any individual under the plan in any calendar year. This change is intended to provide us with more flexibility in granting awards under the plan that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and, therefore, allow us to deduct certain compensation paid to certain executives. These amendments would also make other technical changes to the plan. In addition, the Board approved amendments, subject to your approval, that would increase the amount of common stock that may be issued or awarded under the plan by 750,000 shares. This change is intended to provide us with additional shares under the plan for the grant of stock — based awards to our executives and other employees, thereby linking their compensation to the value of our stock. For more details, see Proposals 3 and 4. This practice has serviced the Company well in the past by providing an incentive to executive officers, thereby helping the Company grow and the share price to increase over time.

Stock Ownership Guidelines for Executive Officers

Our executive officers must meet the stock ownership guidelines that the Board of Directors has established in order to align their interests more closely with those of our stockholders. The Nominating and Corporate Governance Committee oversees compliance with these guidelines and periodically reviews the guidelines. The guidelines require executive officers, including the named executive officers, to own shares with an aggregate value equal to the executive’s base salary. Vested shares of restricted stock and vested restricted stock units may be included to determine whether the required ownership interest has been met. Directors and executive officers have five years from the later of February 23, 2006 and the date of their election or appointment as directors or officers to attain this ownership threshold. We have approved procedures by which every executive officer must obtain clearance prior to selling any shares of our common stock, in part to ensure no officer falls out of compliance with the stock ownership guidelines.

In addition, our policies prohibit our employees from selling our stock “short” or otherwise speculating that the value of our stock will decline through the use of derivative securities. Such derivative transactions include writing “uncovered” call options or the purchase of put options. Buying our securities on margin is also prohibited. In addition, our policies also prohibit the frequent buying and selling of our stock to capture short-term profits.

Tax Considerations

Section 162(m).  Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers to $1,000,000 per year unless the compensation qualifies as performance-based. The Compensation Committee’s policy is to take into account Section 162(m) in establishing compensation of our executives. The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to that sum which is deductible under Section 162(m) of the Code. For example, the sum of Mr. Essig’s salary and target bonus for each of 2007 and 2008, respectively, exceeds $1,000,000.

Our equity incentive plans contain performance-based conditions and our stockholders previously approved the terms of those plans to ensure deductibility of certain awards and payments under those plans under

Section 162(m). We will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our stockholders.

Section 409A.  In 2006 and 2007, we reviewed the effect that Section 409A to the Internal Revenue Code could have on existing arrangements with our executive officers. Following our review in 2006, we entered into amendments to the agreements governing the restricted stock unit grants made in 2000 and 2004 to Mr. Essig in an attempt to be in good-faith compliance with the requirements of Section 409A of the Code. Following the issuance of further guidance from the Internal Revenue Service, our review in 2007 resulted in our entering into amendments to certain employment agreements and equity award agreements with Messrs. Essig, Carlozzi and Henneman in order to comply with the Section 409A requirements. In addition, the severance agreement entered into with Ms. O’Grady in January 2008 reflects certain minor changes made to comply with these requirements.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis prepared by management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis prepared by management be included in this Proxy Statement.

The Compensation Committee of the
Board of Directors

KEITH BRADLEY (CHAIR)
THOMAS J. BALTIMORE, JR.
NEAL MOSZKOWSKI

Summary Compensation Table

The following table sets forth information regarding compensation paid to our Chief Executive Officer, the two people who served as principal financial officer in 2007 and each of our three other most highly compensated executive officers based on total compensation earned during 2007.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Earnings	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Stuart M. Essig	2007	550,000	—	—	3,421,373	550,000	—	3,875	4,525,248
President and Chief Executive Officer	2006	500,000	—	—	2,531,090	500,000	—	3,750	3,534,840
Maureen B. Bellantoni	2007	220,673	—	(117,091)	—	—	—	349,213(4)	452,795
Former Executive Vice President and Chief Financial Officer(6)	2006	293,077	—	117,091	—	120,000	—	118,411(5)	648,579
John B. Henneman, III	2007	420,000	—	1,233,430	617,287	168,000	—	3,875	2,442,592
Executive Vice President, Finance and Administration, and Chief Financial Officer(7)	2006	420,000	—	1,169,462	785,907	168,000	—	3,750	2,547,119
Gerard S. Carlozzi	2007	416,538	—	1,233,430	878,020	168,000	—	—	2,695,988
Executive Vice President and Chief Operating Officer	2006	400,000	—	1,169,462	973,568	160,000	—	—	2,703,030
Judith E. O’Grady	2007	234,135	—	87,260	155,088	69,619	—	3,875	549,977
Senior Vice President, Regulatory, Quality Assurance and Clinical Affairs	2006	227,577	—	37,411	167,828	44,112	—	3,750	480,678
Jerry E. Corbin	2007	207,058	—	48,388	—	51,844	—	3,875	311,165
Vice President and Corporate Controller(8)	2006	97,242	—	6,320	—	32,191		1,821	137,574

(1)	The amounts in Columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123R of awards pursuant to the Company’s equity incentive plans and therefore may include amounts from awards granted in 2007 and prior periods. Assumptions used in the calculation of these amounts for awards granted in fiscal years ended December 31, 2007, 2006, 2005 and 2004 are included in Note 2, Summary of Significant Accounting Policies, in the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in Item 15 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on May 16, 2008. Assumptions used in the calculation of these amounts for the fiscal years ended December 31, 2003 and 2002 are included in Note 2, Summary of Significant Accounting Policies, in the Company’s audited financial statements for the fiscal year ended December 31, 2003, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission on March 12, 2004. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	The amounts in column (g) reflect cash awards earned under the MICP and/or as a discretionary bonus or pursuant to employment agreements.

(3)	Except with respect to Ms. Bellantoni, (a) the amounts in this column consist of matching contributions made by the Company under the Company’s 401(k) plan and (b) the aggregate amount of perquisites and other personal benefits for each executive officer was less than $10,000.

(4)	This amount consists of (a) $325,000 of severance payments made pursuant to Ms. Bellantoni’s separation agreement, (b) $9,708 of COBRA payments made or to be made by the Company on Ms. Bellantoni’s behalf for the twelve months in connection with the termination of her employment on September 6, 2007, (c) $11,563 of accrued personal time paid to Ms. Bellantoni in connection with the termination of her employment, (d) $2,642 of Company matching contributions made by the Company under the Company’s 401(k) plan and (e) $300 paid by the Company for the annual fee for a corporate credit card provided only to certain employees.

(5)	This amount consists of (a) $116,380 for moving and relocation expenses paid by the Company, (b) $1,731 of Company matching contributions made by the Company under the Company’s 401(k) plan, and (c) $300 paid by the Company for the annual fee for a corporate credit card provided only to certain employees.

(6)	Ms. Bellantoni was the Company’s principal financial officer from January 10, 2006 until September 6, 2007. Ms. Bellantoni’s last day with the Company was September 6, 2007.

(7)	Mr. Henneman was appointed Acting Chief Financial Officer on September 6, 2007 and Chief Financial Officer on May 13, 2008.

(8)	Mr. Corbin joined the Company in June 2006 as Vice President and Corporate Controller.

Grants Of Plan Based Awards

The following table presents information on annual incentive opportunities granted under the MICP and equity awards granted under the Company’s 2003 Equity Incentive Plan.

									All Other	All Other		Grant
									Stock	Option		Date
									Awards:	Awards:	Exercise	Fair
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Value of
			Under Non-Equity			Under Equity			Shares of	Securities	Price of	Stock and
		Date of	Incentive Plan Awards(1)			Incentive Plan Awards(2)			Stock or	Underlying	Option	Option
	Grant	Comp.	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options	Awards	Awards(4)
Name	Date	Committee	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	Action	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Stuart M. Essig	12-18-07	12-18-07	—	—	—	—	—	—	—	200,000(6)	40.34	3,366,000
	01-02-07	07-21-04(5)	—	550,000	—	—	—	—	—	—	—	—
Maureen B. Bellantoni	04-02-07	03-15-07	—	—	—	—	—	—	4,366(7)	—	—	200,006
	01-02-07	01-08-06(5)	—	130,000(7)	—	—	—	—	—	—	—	—
John B. Henneman, III	04-02-07	03-15-07	—	—	—	—	4,366	—	—	—	—	200,006
	01-02-07	12-19-05(5)	—	168,000	—	—	—	—	—	—	—	—
Gerard S. Carlozzi	04-02-07	03-15-07	—	—	—	—	4,366	—	—	—	—	200,006
	01-02-07	12-19-05(5)	—	168,000	—	—	—	—	—	—	—	—
Judith E. O’Grady	04-02-07	03-15-07	—	—	—	—	—	—	3,612	—	—	165,466
	01-02-07	03-15-07	56,400	70,500	105,750	—	—	—	—	—	—	—
Jerry E. Corbin	04-02-07	03-15-07	—	—	—	—	—	—	2,636	—	—	120,755
	01-02-07	03-15-07	42,000	52,500	78,750	—	—	—	—	—	—	—

(1)	The amounts shown in these columns represent each executive’s annual incentive opportunity under the MICP or pursuant to an employment agreement. See “— Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Incentives” for more information regarding the MICP and applicable employment agreement. The “Target” is calculated by multiplying the officer’s base salary by the executive’s target award percentages provided in the applicable employment agreement for Messrs. Essig, Henneman and Carlozzi and Ms. Bellantoni and under the MICP for Ms. O’Grady and Mr. Corbin. Under the MICP, the “Maximum” is calculated by multiplying the “Target” by 150%. The “Threshold” shows the amount payable if the performance goals under the MICP are achieved at the minimum required 90% level.

(2)	The amounts shown in these columns represent shares of performance stock granted under the Company’s 2003 Equity Incentive Plan. See “— Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a description of the material terms of these performance stock awards.

(3)	The amounts shown in this column represent shares of restricted stock granted under the Company’s 2003 Equity Incentive Plan. See “— Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Incentives” for a description of the material terms of these restricted stock awards.

(4)	This column reflects the full grant date fair value of the restricted stock, performance stock and stock options under FAS 123R granted to each named executive officer in 2007. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule. For restricted stock and performance stock, fair value is calculated using the closing price of the Company’s common stock on the grant date noted, which was $45.81 on April 2, 2007. For the stock options granted to Mr. Essig, fair value is calculated using the binomial distribution value on the grant date. The fair value shown for stock awards and option awards are accounted for in accordance with FAS 123R. For additional information on the valuation assumptions, refer to Note 2 of the Company’s financial statements in Item 15 of the Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on May 16, 2008. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be recognized by the named executive officers.

(5)	The Compensation Committee approved the terms of the executive’s employment agreement, including the bonus opportunity, on this date.

(6)	This amount represents the annual stock option grant to Mr. Essig. 25% of the award vests one year after the grant date and the remaining 75% vests monthly thereafter over 36 months. The option has a term of 10 years.

(7)	Ms. Bellantoni forfeited this award in connection with the termination of her employment with the Company..

Outstanding Equity Awards At Fiscal Year-End

The following table presents information with respect to outstanding equity awards as of December 31, 2007.

	Option Awards(1)				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
						Market	Number of	Value of
	Number of	Number of			Number	Value of	Unearned	Unearned
	Securities	Securities			of Shares	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying			or Units	Units of	or Other	or Other
	Unexercised	Unexercised	Option		of Stock That	Stock	Rights	Rights
	Options	Options	Exercise	Option	Have Not	That Have	That Have	That Have
	(#)	(#)	Price(2)	Expiration	Vested	Not Vested(3)	Not Vested	Not Vested(4)
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Stuart M. Essig	282,086	—	11.00	12/22/2010	—	—	—	—
	36,208	—	17.65	12/31/2008	—	—	—	—
	24,479	521	28.78	01/02/2010	—	—	—	—
	150,000	50,000	34.49	12/17/2014	—	—	—	—
	213,541	36,459	31.38	07/27/2014	—	—	—	—
	100,000	100,000	35.57	12/19/2015	—	—	—	—
	50,000	150,000	42.53	12/19/2016	—	—	—	—
	—	200,000	40.34	12/18/2017	—	—	—	—
	—	—	—	—	— (5)	— (5)	—	—
Maureen B. Bellantoni	—	—	—	—	— (6)	— (6)	— (6)	— (6)
John B. Henneman, III	10,000	—	14.87	08/02/2008	—	—	—	—
	5,000	—	17.72	11/21/2008	—	—	—	—
	1,000	—	17.60	12/16/2008	—	—	—	—
	19,062	—	17.65	12/31/2008	—	—	—	—
	20,000	—	18.63	02/24/2009	—	—	—	—
	20,000	—	22.78	04/07/2009	—	—	—	—
	5,000	—	32.39	11/03/2009	—	—	—	—
	24,479	521	28.78	01/02/2010	—	—	—	—
	17,500	2,500	32.32	06/01/2010	—	—	—	—
	19,261	5,739	35.52	11/15/2010	—	—	—	—
	5,312	2,188	38.72	02/01/2011	—	—	—	—
	50,000	50,000	30.25	07/26/2011	—	—	—	—
	—	—	—	—	—	—	4,366 (7)	183,066
	—	—	—	—	—	—	100,000 (8)	4,193,000

Option Awards(1)	Stock Awards
Equity
Incentive
Equity	Plan
Incentive	Awards:
Plan	Market or
Awards:	Payout
Market	Number of	Value of
Number of	Number of	Number	Value of	Unearned	Unearned
Securities	Securities	of Shares	Shares or	Shares, Units	Shares, Units
Underlying	Underlying	or Units	Units of	or Other	or Other
Unexercised	Unexercised	Option	of Stock That	Stock	Rights	Rights
Options	Options	Exercise	Option	Have Not	That Have	That Have	That Have
(#)	(#)	Price(2)	Expiration	Vested	Not Vested(3)	Not Vested	Not Vested(4)
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Gerard S. Carlozzi	12,500	—	27.32	09/26/2009	—	—	—	—
834	—	32.39	11/03/2009	—	—	—	—
4,688	522	28.78	01/02/2010	—	—	—	—
2,500	2,500	32.32	06/01/2010	—	—	—	—
4,687	5,730	35.52	11/15/2010	—	—	—	—
1,406	2,188	38.72	02/01/2011	—	—	—	—
25,000	50,000	30.25	07/26/2011	—	—	—	—
—	—	—	—	—	—	4,366	(7)	183,066
—	—	—	—	—	—	100,000	(8)	4,193,000
Judith E. O’Grady	1,875	—	14.87	08/02/2008	—	—	—	—
500	—	17.60	12/16/2008	—	—	—	—
9,583	—	17.65	12/31/2008	—	—	—	—
500	—	22.78	04/07/2009	—	—	—	—
2,000	—	32.39	11/03/2009	—	—	—	—
14,687	313	28.78	01/02/2010	—	—	—	—
4,375	625	32.32	06/01/2010	—	—	—	—
1,732	518	32.02	11/01/2010	—	—	—	—
11,435	3,565	35.52	11/15/2010	—	—	—	—
3,750	3,750	33.48	11/01/2011	—	—	—	—
—	—	—	—	7,394	(9)	310,030	—	—
Jerry E. Corbin	—	—	—	—	4,090	(10)	171,494	—	—

(1)	For option awards made to Mr. Essig and option awards made prior to July 26, 2005 to other officers, 25% of the award vests one year after the grant date and the remaining 75% vests monthly thereafter over 36 months. Option awards made on or after July 26, 2005 to employees other than Mr. Essig vest in four equal annual installments beginning on the first anniversary of the grant date. Options issued to Mr. Essig have a term of 10 years. Options issued to other officers have a term of six years.

(2)	The option exercise price is equal to the closing price of our common stock as reported by the NASDAQ Global Select Market on the date of grant.

(3)	Market value is calculated by multiplying the number of shares in column (g) by $41.93, the closing price of the Company’s common stock as reported by the NASDAQ Global Select Market on December 31, 2007.

(4)	Market value is calculated by multiplying the number of shares in column (i) by $41.93, the closing price of the Company’s common stock as reported by the NASDAQ Global Select Market on December 31, 2007.

(5)	500,000 and 750,000 shares of common stock underlying restricted stock units granted to Mr. Essig in 2000 and 2004, respectively, were vested as of the grant date. However, Mr. Essig is not entitled to receive such underlying shares until after December 31, 2007. Therefore, they are shown in the Nonqualified Deferred Compensation Table.

(6)	As of September 6, 2007, all outstanding awards held by Ms. Bellantoni were forfeited as a result of her termination of employment with the Company on that date.

(7)	Consists of 4,366 shares of common stock underlying a performance stock award. The terms of the award provide that these shares will be deliverable as soon as practicable after December 31, 2009 if the performance condition is met. The performance condition was met in 2007.

(8)	Consists of 100,000 shares of common stock underlying a performance stock award. The terms of the award provide that these shares will be deliverable as soon as practicable after December 31, 2008 if the performance condition is met. The performance condition was met in 2006.

(9)	Consists of 2,500 shares of restricted stock that will vest on January 3, 2009, 1,282 shares of restricted stock that will vest on July 3, 2009, and 3,612 shares of restricted stock that will vest on April 2, 2010 (in each case subject to continued employment).

(10)	Consists of 769 shares of restricted stock that will vest on July 3, 2009, 685 shares of restricted stock that will vest on November 1, 2009, and 2,636 shares of restricted stock that will vest on April 2, 2010 (in each case subject to continued employment).

Option Exercises And Stock Vested

The following table presents information on stock option exercises and stock award vesting during 2007.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Stuart M. Essig	31,565	681,804	—	—
Maureen B. Bellantoni	—	—	—	—
John B. Henneman, III	152,000	2,954,311	—	—
Gerard S. Carlozzi	41,613	744,317	—	—
Judith E. O’Grady	7,500	117,757	—	—
Jerry E. Corbin	—	—	—	—

(1)	Value realized is calculated on the basis of the difference between the per share exercise price and the market price of the Company’s common stock as reported by the NASDAQ Global Select Market on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.

Nonqualified Deferred Compensation in 2007

	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate	Withdrawals/	at Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Earnings in Last	Distributions	Year-End (1)
Name	($)	($)	Fiscal Year	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Stuart M. Essig	—	—	—	—	52,412,500

(1)	This represents the year-end value of 500,000 shares of common stock underlying restricted stock units granted in 2000 and 750,000 shares of common stock underlying restricted stock units granted in 2004. These restricted units vested as of the grant date, but Mr. Essig did not have the right to receive the underlying shares of common stock as of December 31, 2007. The 500,000 shares underlying the 2000 grant were delivered to Mr. Essig on March 4, 2008. The 750,000 shares underlying the 2004 grant are deliverable as soon as administratively practicable on or after the first business day that occurs immediately following the 6-month period after the date of Mr. Essig’s separation from service from the Company. Mr. Essig has the right to defer the delivery of these shares until June 20, 2029 if certain conditions are met. The aggregate balance shown above is based on the $41.93 closing price of our common stock on December 31, 2007.

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements with each of its named executive officers other than Mr. Corbin which provide certain payments and benefits upon any of several events of termination of employment, including termination of employment in connection with a change in control. This section describes these payments and benefits, with amounts calculated based on the assumption that a named executive officer’s termination of employment with the Company occurred on December 31, 2007. On December 31, 2007, the Company’s common stock had a closing sale price on the NASDAQ Global Select Market of $41.93. Actual amounts payable would vary based on the date of the named executive officer’s termination of employment and can only be finally determined at that time.

Unless specified otherwise, the information in this section is based upon the terms of (i) the Second Amended and Restated Employment Agreement between the Company and Stuart M. Essig, dated as of July 27, 2004 and subsequently amended on December 19, 2006, (the “Essig Agreement”); (ii) the Amended and Restated Employment Agreement, dated December 19, 2005, between the Company and John B. Henneman, III (the “Henneman Agreement”), (iii) the Amended and Restated Employment Agreement, dated December 19, 2005, between the Company and Gerard S. Carlozzi (the “Carlozzi Agreement”); and (iv) the Severance Agreement, dated January 1, 2007, between the Company and Judith O’Grady (the “O’Grady Agreement”) (collectively, the Essig Agreement, the Henneman Agreement, the Carlozzi Agreement and the O’Grady Agreement are referred to in this section as the “Agreements”).

Ms. Maureen Bellantoni, who resigned effective as of September 6, 2007, is discussed at the end of this section under “Terminated Executive During 2007 Calendar Year.” Ms. Bellantoni and the Company entered into a Separation Agreement dated as of September 6, 2007 (the “Bellantoni Separation Agreement”) which terminated the Employment Agreement, dated as of January 10, 2006, between the Company and Ms. Bellantoni.

Payments Upon Termination By The Company Without Cause Or By The Executive For Good Reason Prior to a Change in Control

The Agreements provide each of the applicable named executive officers (except Ms. O’Grady) severance payments and benefits upon termination of employment by the Company without cause or by the executive for good reason before a change in control of the Company. For Mr. Essig, the Company will pay him a lump sum cash severance payment equal to his annual base salary (including the minimum increases) during the remainder of the current term of his agreement. For Messrs. Henneman and Carlozzi, the Company will pay them a lump sum cash severance payment equal to the sum of their annual base salary as of their last day of active employment and their target bonus for the year of termination.

In addition, the Agreements provide that the Company will continue to provide to each of the applicable named executive officers (other than Ms. O’Grady) continued participation in all of the Company’s life insurance, health and accident, disability and other employee benefit plans for a specified period of time. Specifically, Mr. Essig will receive continued coverage until the end of the then-current term (currently December 31, 2009), and the other executives will have continued coverage for a maximum of one year following their date of termination.

The Agreements also provide the applicable named executive officers (except Ms. O’Grady) with accelerated vesting of their equity awards upon such termination of employment. In addition, for Mr. Essig only, all of his stock options will remain exercisable through their original expiration dates and he will receive payment of the shares of common stock underlying the 750,000 restricted stock units granted to him on July 27, 2004 (the “2004 RSUs”), unless he previously elected a different payment date.

The O’Grady Agreement provides that upon termination of her employment prior to a change in control, the Company’s standard employment termination policies and practices that are applicable to her at the time of her termination would be applicable, unless a written employment agreement between the Company and Ms. O’Grady is in effect at the time of such termination. The Company currently does not have a written severance plan for employees generally or a separate employment agreement with Ms. O’Grady. Accordingly, Ms. O’Grady will not be entitled to any payments or benefits upon termination of her employment without cause prior to a change in control.

Good reason under the Agreements generally exists if (i) the Company materially breaches the respective Agreement and does not cure the breach within a specified period of time after its receipt of written notice of such breach; (ii) the Company relocates the executive to a location more than forty miles from Princeton, New Jersey (or for Mr. Essig only, more than thirty miles from Princeton, New Jersey and sixty miles from New York, New York); (iii) without the executive’s express written consent, the Company reduces the executive’s base salary or bonus opportunity, or materially reduces the aggregate fringe benefits provided to the executive, or substantially alters the executive’s authority and/or title in a manner reasonably construed to constitute a demotion, provided that, for all executives (except Mr. Essig), the executive resigns within ninety days after the change objected to; (iv) without the executive’s express written consent, the executive fails at any point after a change in control to hold the title and authority with the parent corporation of the surviving corporation after the change in control (or, for all executives other than Mr. Essig, if there is no parent corporation, the surviving corporation) that the executive held with the Company immediately prior to the change in control, provided that the executive resigns within one year after the change in control (or for Mr. Essig only, he resigns for good reason within eighteen months after the change in control (in which case, no notice or cure period would apply)); or (v) the Company fails to obtain the assumption of the executive’s Agreement by any successor company.

The Essig Agreement provides for the following additional good reason terminations rights that are specific only to Mr. Essig: (i) if the Board of Directors fails to nominate him as a candidate for director; (ii) if he is not appointed as the President and Chief Executive Officer of the Company or as a member of the Board of Directors; (iii) if the Company materially breaches any equity compensation plan implemented after July 27, 2004 or any of the agreements evidencing his equity grant awards; (iv) if the Company materially fails to provide annual medical examinations and vacation benefits, or to substantially provide any material employee benefits due to him (other than any such failure which affects all senior executive officers); (v) if the Company fails to indemnify him in all material respects in accordance with the Company’s by-laws and terms of any directors and officers liability insurance policy; or (vi) if the Company fails to initiate the procedures, as soon as practicable, to establish and maintain registration statements with respect to stock options and restricted stock units granted to him prior to July 27, 2004.

Payments Upon Termination For Cause Or By Executive Without Good Reason

The Agreements generally do not provide the applicable named executive officers with any payments or other benefits in the event of their termination of employment by the Company for cause or by the executive without good reason other than amounts accrued and owing, but not yet paid, as of the date of the executive’s termination of employment.

A termination for cause under each Agreement generally would result from an executive’s: (i) continued failure to perform the executive’s stated duties in all material respects for a specified period of time after receipt of written notice of such failure; (ii) intentional and material breach of any provision of the Agreement which is not cured (if curable) within a specified period of time after receipt of written notice of such breach; (iii) demonstrated personal dishonesty in connection with the executive’s employment with the Company; (iv) breach of fiduciary duty in connection with the executive’s employment with the Company; (v) willful misconduct that is materially and demonstrably injurious to the Company or any of its subsidiaries; or (vi) conviction or plea of guilty or nolo contendere to a felony or to any other crime involving moral turpitude which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries.

Payments Upon Non-Renewal Of Employment Agreement

Only the Essig, Henneman and Carlozzi Agreements provide payments and benefits upon non-renewal of the term of the respective Agreements. For Mr. Essig, all of his outstanding stock options granted after July 27, 2004 will immediately vest and remain exercisable through their original expiration dates. In addition, he will receive the shares underlying his 2004 RSUs, unless he previously elected a different payment date.

For Messrs. Henneman and Carlozzi, the Company will pay them the same payments and benefits as those payments and benefits described under “— Payments Upon Termination By The Company Without Cause Or By The Executive For Good Reason Before a Change in Control” discussed above. However, while their stock options will accelerate and become fully exercisable, only a pro-rata portion of Messrs. Henneman’s and Carlozzi’s outstanding shares of restricted stock will be deemed to have vested as of the last day of their employment. Such pro-rata portion will be based on the number of days that they worked for the Company after the grant of their restricted stock awards and the total number of days of the restriction period set forth in their respective restricted stock grant agreements.

Payments Upon Death

Only the Essig, Henneman and Carlozzi Agreements provide severance payments and benefits upon death. Specifically, if Messrs. Essig, Henneman and Carlozzi die during the term of their employment, then the Company will pay to their estate a lump sum payment equal to one times their annual base salary. In addition, their eligible beneficiaries will continue to participate in all of the Company’s life insurance, health and accident, disability and other employee benefit plans generally for a period of one year from the date of their death.

The Essig, Henneman and Carlozzi Agreements also provide for acceleration of their respective equity compensation awards. In addition, all of Mr. Essig’s stock options will remain exercisable until one year following his death, but in no event beyond their respective original expiration dates. Moreover, as promptly as practicable following his death, Mr. Essig’s estate will receive the shares underlying the 2004 RSUs, unless he previously elected a different payment date.

Payments Upon Disability

Only the Essig Agreement provides payments upon termination of Mr. Essig’s employment on account of disability. Specifically, if his employment is terminated on account of his disability, then the Company will pay him an amount equal to (i) if such payments are taxable, his then-current base salary, or alternatively, (ii) if such payments are not taxable, the after-tax equivalent of his then-current base salary, in either case until December 31, 2009. The Company will also generally continue all of the Company’s life insurance, health and accident, disability and other employee benefits to him for a period of one year from the date of his termination. Following December 31, 2009, Mr. Essig will continue to be entitled to receive long-term disability benefits under the Company’s long-term disability program in effect at such time to the extent he is eligible to receive such benefits.

In addition to the foregoing payments upon his termination of employment on account of his disability, all of Mr. Essig’s stock options will immediately vest and will remain exercisable until one year following his termination, but in no event beyond their respective original expiration dates. As promptly as practicable following such termination, all shares underlying the outstanding 2004 RSUs will be paid to him, unless he previously elected a different payment date.

Although no cash severance payments will be made to Messrs. Henneman and Carlozzi upon their termination of employment on account of their disability, all of their equity awards will accelerate and become fully vested on the date of their termination of employment for disability.

Under the Agreements, disability generally means the executive’s inability to perform his duties by reason of any medically determinable physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of not fewer than six months.

Payments in Connection with a Change In Control

The Agreements provide each of the applicable named executive officers with severance payments and benefits upon termination of their employment in connection with or following a change in control. If (i) Mr. Essig’s employment is terminated by the Company for a reason other than death, disability, or cause, (ii) Mr. Essig terminates his employment for good reason, or (iii) the Company fails to renew the Essig Agreement, in each case, within eighteen months following a change in control, he will be entitled to a severance payment equal to the sum of (a) 2.99 times the sum of his base salary and target bonus for the fiscal year of his termination and (b) a pro rata portion of his target bonus in the year of termination. In addition, the Company will generally provide him with continued participation in all of the Company’s life insurance, health and accident, disability and other employee benefit plans until the end of the later of the expiration of the then-current term of the agreement, currently December 31, 2009, or one year following his termination date. Moreover, the Company will reimburse him for all reasonable legal fees and expenses incurred by him as a result of such termination of employment. The Company will also pay him interest on any severance payments that are delayed for six months because of the application of section 409A of the Code.

The Agreements with the other applicable named executive officers provide that, if within twelve months of a change in control, their employment with the Company is terminated by the Company for a reason other than death, disability or cause, or they terminate employment with the Company for good reason, (or for Messrs. Henneman and Carlozzi only, the Company fails to renew their respective Agreements), the Company will pay a lump sum cash payment equal to a multiple (2.99 times for Messrs. Henneman and Carlozzi and 1.99 times for Ms. O’Grady) of the sum of their annual base salary and target bonus (for Ms. O’Grady, the cash portion of the bonus payable for 2006). In addition, the Company will continue to maintain and provide to these executives continued participation in all of the Company’s life insurance, health and accident, disability and other employee benefit plans for a period generally ending on the earlier to occur of (i) the fifth anniversary of the date of their Agreements (or for Ms. O’Grady, the first anniversary of the date of termination of employment), or (ii) their date of death. All of the Agreements (except the O’Grady Agreement) also provide that the Company will pay all reasonable fees and expenses incurred by the executives as a result of their termination of employment.

The Agreements (except the O’Grady Agreement) provide that if any payment, coverage or benefit provided to them is subject to the excise tax under section 4999 of the Code, the executives will be grossed-up so that the executive would be in the same net after-tax position he would have been in had sections 280G and 4999 not been part of the Code. The O’Grady Agreement provides that if any payment or benefit provided to her would be subject to the excise tax under section 4999 of the Code, the amounts payable to her and benefits she will receive will be reduced so that no amounts she would receive would be subject to the excise tax under section 4999 of the Code if such reduction would result in her receiving a greater amount on an after-tax basis than if no reduction had occurred.

The Company’s equity plans provide for the acceleration of the vesting and/or delivery of all equity compensation awards for all of the named executive officers upon a change in control, regardless of whether their employment has terminated. The Essig Agreement provides that all stock options granted to Mr. Essig will remain exercisable through their original expiration dates, and he will generally receive payment of all outstanding restricted stock units (including the shares underlying the 2004 RSUs and the 500,000 shares underlying the restricted stock units granted to Mr. Essig in 2000) on the date of the change in control. The 500,000 shares underlying the 2000 grant of restricted stock units were distributed to Mr. Essig on March 4, 2008 in accordance with the terms of his restricted stock unit agreement.

Under the Agreements, a change in control would be deemed to have occurred: (i) if the beneficial ownership of securities representing more than fifty percent (or for Mr. Essig only, thirty-five percent) of the combined voting power of the voting securities of the Company is acquired by any individual, entity or group; (ii) if the individuals who, as of the date of the Agreement, constitute the Board of Directors cease for any reason (for the Henneman, Carlozzi and O’Grady Agreements, during any period of at least twenty-four months) to constitute at least a majority of the Board of Directors; (iii) upon consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of assets of the Company or the acquisition of assets or stock of another entity; or (iv) upon approval by the stockholders of a complete liquidation or dissolution of the Company.

Restrictive Covenants And Other Conditions

The foregoing severance benefits payable upon termination of employment prior to or after a change in control to the applicable named executive officers (except Ms. O’Grady) are conditioned on, for Messrs. Essig, Henneman and Carlozzi, their execution of a mutual release.

In addition, for all of the applicable named executive officers, such benefits are consideration for the restrictive covenants set forth in their respective Agreements; provided, however, that such restrictive covenants would not apply to Mr. Essig if he is terminated by the Company without cause or he terminates his employment for good reason prior to a change in control. Specifically, during the term of their employment with the Company and the one year period thereafter (or for Mr. Essig, the two-year period thereafter), all of the named executive officers may not compete against the Company or solicit employees and customers of the Company.

Terminated Executive During 2007 Calendar Year

Effective as of September 6, 2007, Ms. Maureen Bellantoni terminated her employment as Executive Vice President and Chief Financial Officer of the Company. In connection with her termination, therewith, Ms. Bellantoni received payments and benefits totaling $346,271, which consisted of cash severance in the amount of $325,000, continued health benefits in the amount of $9,708 and $11,563 for accrued time off. These amounts were paid or provided to her pursuant to the Bellantoni Severance Agreement.

Summary of Potential Payments

The following table summarizes the payments that would be made by the Company to the named executive officers upon the events discussed above, assuming that each named executive officer’s termination of employment with the Company occurred on December 31, 2007 or a change in control of the Company occurred on December 31, 2007, as applicable:

	Termination
	Without Cause					Termination
	or With Good					Without Cause or
	Reason (Before a				Upon a Change	With Good Reason
	Change In	Non-Renewal			in Control	(After a Change in
Named Executive Officer	Control)	of Agreement	Death	Disability	(No Termination)	Control)

Stuart M. Essig
Cash Severance	$1,250,000	—	$550,000	$1,100,000	—	$3,839,000
Continued Health & Other Benefits(1)	$29,400	—	$14,700	$14,700	—	$29,400
Acceleration of Stock Options	$1,716,973	$1,716,973	$1,716,973	$1,716,973	$1,716,973	$1,716,973
Acceleration of Other Grants(2)	$31,447,500	$31,447,500	$31,447,500	$31,447,500	$52,412,500	$52,412,500
Fees/Interest(3)	—	—	—	—	—	$74,301
280G Gross-up Amount	—	—	—	—	—	—
Total	$34,443,873	$33,164,473	$33,729,173	$34,279,173	$54,129,473	$58,072,174
John B. Henneman, III
Cash Severance	$588,000	$588,000	$420,000	—	—	$1,758,120
Continued Health & Other Benefits(1)	$14,700	$14,700	$14,700	—	—	$44,100
Acceleration of Stock Options	$658,687	$658,687	$658,687	$658,687	$658,687	$658,687
Acceleration of Other Grants	$4,376,066	$2,832,404	$4,376,066	$4,376,066	$4,376,066	$4,376,066
Fees/Interest(3)	—	—	—	—	—	—
280G Gross-up Amount	—	—	—	—	—	—
Total	$5,637,453	$4,093,791	$5,469,453	$5,034,753	$5,034,753	$6,836,973
Gerard S. Carlozzi
Cash Severance	$588,000	$588,000	$420,000	—	—	$1,758,120
Continued Health & Other Benefits(1)	$14,700	$14,700	$14,700	—	—	$44,100
Acceleration of Stock Options	$658,642	$658,642	$658,642	$658,642	$658,642	$658,642
Acceleration of Other Grants	$4,376,066	$2,832,404	$4,376,066	$4,376,066	$4,376,066	$4,376,066
Fees/Interest(3)	—	—	—	—	—	—
280G Gross-up Amount	—	—	—	—	—	$961,373
Total	$5,637,408	$4,093,746	$5,469,408	$5,034,708	$5,034,708	$7,798,301
Judith O’Grady
Cash Severance	—	—	—	—	—	$555,433
Continued Health & Other Benefits(1)	—	—	—	—	—	$14,700
Acceleration of Stock Options	—	—	—	—	$69,795	$69,795
Acceleration of Other Grants	—	—	—	—	$310,030	$310,030
Fees/Interest	—	—	—	—	—	—
280G Gross-up Amount	—	—	—	—	—	—
Total	—	—	—	—	$379,825	$949,958

(1)	The cost of continued participation in the Company’s health and other employee benefit plans for each executive is assumed to be $1,225 per month.

(2)	Includes the value of certain vested and deferred restricted stock units.

(3)	The Essig, Henneman and Carlozzi Agreements provide for reasonable legal fees and expenses that may be incurred by each executive as a result of his termination of employment related to a change in control. However, the table does not include a value for these fees and expenses because they would be incurred only if there is a dispute under these Agreements. Thus, these amounts are undeterminable. For Mr. Essig only, the $74,301 value represents the interest on his cash severance payment if it is required to be delayed for six months because of the application of section 409A of the Code, with such interest applied at the rate of 3.84% compounded monthly.

Director Compensation

The Board of Directors believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of non-employee director compensation include an annual equity grant and an annual retainer.

Compensation.  The compensation of directors during 2007 included the compensation payable during the one-year period beginning with the Company’s 2006 Annual Meeting of Stockholders on May 17, 2006 and the one year period beginning with the Company’s 2007 Annual Meeting of Stockholders on May 17, 2007.

As compensation for their service during the one year period beginning with the Company’s 2006 Annual Meeting of Stockholders, non-employee directors were able to elect to receive an annual equity grant of 1,875 shares of restricted stock or options to purchase 7,500 shares of common stock (with the Chairman of the Board of Directors being able to elect to receive 2,500 shares of restricted stock instead of options to purchase 10,000 shares of common stock). Directors also received an annual retainer of $50,000, payable in one of four ways, at their election: (1) in cash, (2) in restricted stock, (3) one half in cash and one half in restricted stock, or (4) in options to purchase common stock (the number of options determined by valuing the options at 25% of the fair market value of our common stock underlying the option), with a maximum of 5,000 options.

In addition, effective as of the 2007 Annual Meeting of Stockholders, the annual retainer was increased to $55,000, payable in the four ways described above except that the cap on options was increased to 7,500 options.

The Company pays reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact business of the Company or attendance at meetings of the Board of Directors or any committee thereof.

The following table provides details of the total compensation earned by non-employee directors in 2007.

	Fees Earned or
	Paid in Cash(1)	Stock Awards(2)	Option Awards(2)(3)	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(h)

Thomas J. Baltimore, Jr.(4)	—	147,497	—	147,497
Keith Bradley	—	147,497	—	147,497
Richard E. Caruso	—	178,328	—	178,328
Neal Moszkowski	—	—	208,224	208,224
Christian Schade	26,549	27,477	130,575	184,601
James M. Sullivan	9,511	147,497	—	157,008
Anne M. VanLent	19,022	—	208,224	227,246

(1)	Includes amounts earned for 2007, but not paid until 2008.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in Note 2 of the Company’s financial statements in Item 15 of the Company’s Annual Report on

Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on May 16, 2008.

However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	The aggregate number of options held by each director as of December 31, 2007 was as follows: Thomas J. Baltimore, Jr. — 0; Keith Bradley — 30,000; Richard E. Caruso — 55,000; Neal Moszkowski — 24,460; Christian Schade — 15,000; James M. Sullivan — 40,000 and Anne M. VanLent — 39,460. All of these options had vested as of such date. No shares of restricted stock were held by any director as of such date.

(4)	Mr. Baltimore joined the Board of Directors on March 5, 2007.

Stuart Essig, the Company’s President and Chief Executive Officer, is not included in this table because he is an employee of the Company and does not receive compensation for his services as a director. The compensation received by Mr. Essig as an employee of the Company is shown above in the Summary Compensation Table.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 regarding existing compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance:

	Number of Securities to be		Weighted-Average		Number of Securities
	Issued Upon Exercise of		Exercise Price of		Remaining Available for
	Outstanding Options,		Outstanding Options,		Future Issuance Under
Plan Category	Warrants and Rights		Warrants and Rights		Equity Compensation Plans(1)

Equity compensation plans approved by stockholders	4,391,695	(2)	$30.81	(3)	2,116,168	(4)(5)
Equity compensation plans not approved by stockholders	—		—		—

Total	4,391,695		$30.81		2,116,168

(1)	Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.

(2)	Consists of (a) 1,251,310 shares of common stock underlying Restricted Stock Units of which 500,000 were converted to shares and distributed on March 4, 2008, (b) 208,732 shares of common stock underlying outstanding performance stock, (c) 13,198 shares of common stock underlying outstanding contract stock and (d) 2,918,455 shares of common stock underlying outstanding options. Of these amounts, the following securities are issuable under the 2003 Plan, (a) 753,518 shares of common stock underlying Restricted Stock Units, (b) 208,732 shares of common stock underlying outstanding performance stock, (c) 10,990 shares of common stock underlying outstanding contract stock and (d) 2,666,091 shares of common stock underlying outstanding options.

(3)	Excluding the Restricted Units, performance stock and contract stock, the weighted average exercise price is $30.81.

(4)	Consists of 1,093,443 shares of common stock which remain available for issuance under the Employee Stock Purchase Plan and 1,022,725 shares which remain available for issuance under the other Approved Plans, including 993,220 shares under the 2003 Plan. The 1998 Stock Option Plan expired on February 26, 2008. Although 2,310 shares remained available for issuance under that plan as of December 31, 2007, no grants were made or shares issued after December 31, 2007 under that plan.

(5)	This number does not include the 750,000 additional shares proposed to be authorized for issuance under the 2003 Equity Incentive Plan as proposed to be amended pursuant to Proposal 4, subject to your approval.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Baltimore, Dr. Bradley and Mr. Moszkowski are the current members of the Compensation Committee. Dr. Bradley, Ms. VanLent and Dr. David Auth, a former director of the Company, served as members until May 17, 2006, and Dr. Bradley, Mr. Schade and Ms. VanLent served as members from May 17, 2006 through August 1, 2006. Mr. Schade served as a member from August 1, 2006 through May 17, 2007. None of these persons was an officer, employee or former officer of the Company or had any relationship requiring disclosure herein pursuant to Securities and Exchange Commission regulations. No executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under Securities and Exchange Commission regulations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

Pursuant to a written policy, the Company reviews all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in excess of $100,000 in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect interest. For purposes of the policy, a “Related Person” means:

(a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

(b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

(c) any immediate family member of any of the foregoing persons; and

(d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

If the Company’s legal department determines that a proposed transaction is a transaction for which approval is required under applicable rules and regulations of the Securities and Exchange Commission, the proposed transaction shall be submitted to the Audit Committee for consideration.

The Audit Committee, will consider all of the relevant facts and circumstances available to the Committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith.

The policy provides that the above determination should be made at the next Audit Committee meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, the transaction shall be presented to the Chair of the Audit Committee (who will possess delegated authority to act between Audit Committee meetings).

Related Person Transactions

The Company leases its manufacturing facility in Plainsboro, New Jersey from Plainsboro Associates, a New Jersey general partnership. Ocirne, Inc., a subsidiary of Provco Industries, owns a 50% interest in Plainsboro Associates. Provco Industries’ stockholders are trusts whose beneficiaries include the children of Dr. Caruso, the Chairman and a principal stockholder of the Company. Dr. Caruso is the President of Provco Industries. The Company paid $234,371 in rent for this facility during 2007.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee is required by the rules of the Securities and Exchange Commission to be included in this Proxy Statement. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, by virtue of any general statement in such filing incorporating this Proxy Statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Audit Committee operates pursuant to a Charter that the Board amended and restated on March 2, 2004, a copy of which is available on the Company’s website.

As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s financial reporting process, accounting policies, internal audit function, internal controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee this process.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, has discussed with the independent registered public accounting firm its independence in relation to the Company and has considered the compatibility of non-audit services with such independence. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for such fiscal year, as filed with the Securities and Exchange Commission on May 16, 2008.

The Audit Committee of the Board of Directors

ANNE M. VANLENT (CHAIR)
CHRISTIAN S. SCHADE
JAMES M. SULLIVAN

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common stock as of May 1, 2008 by: (a) each person or entity known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, based upon Company records or statements filed with the Securities and Exchange Commission; (b) each of the Company’s directors and nominees for directors; (c) each of the named executive officers; and (d) all executive officers, directors and nominees as a group. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person. Unless otherwise provided, the address of each individual listed below is c/o Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536.

	Amount and Nature of
	Beneficial Ownership
			Percent
Name and Address of Beneficial Owner	Shares(1)		of Class

Thomas J. Baltimore, Jr.	3,293		*
Keith Bradley, Ph.D.	36,197	(2)	*
Richard E. Caruso, Ph.D.	6,711,614	(3)	24.6%
Stuart M. Essig	2,217,813	(4)	7.8%
Neal Moszkowski	27,971	(5)	*
Christian S. Schade	16,223	(6)	*
James M. Sullivan	69,796	(7)	*
Anne M. VanLent	40,708	(8)	*
Maureen B. Bellantoni	0		*
John B. Henneman, III	231,775	(9)	*
Gerard S. Carlozzi	61,785	(10)	*
Jerry E. Corbin	6,385		*
Judith E. O’Grady	79,225	(11)	*
All directors, nominees for director and executive officers as a group (13 persons)	9,502,785	(12)	33.1%
FMR LLC and Edward C. Johnson 3d	3,425,735	(13)	12.6%
82 Devonshire Street Boston, MA 02109
Provco Leasing Corporation	6,614,543	(14)	24.2%
209B Bayard Building 3411 Silverside Road Wilmington, DE 19810
TRU ST PARTNERSHIP, L.P.	6,591,205	(15)	24.1%
795 E. Lancaster Avenue, Suite 200 Villanova, PA 19085
Neuberger Berman Inc., Neuberger Berman, LLC, Neuberger Berman Management Inc, and Neuberger Berman Equity Funds	2,852,195	(16)	10.4%
605 Third Avenue New York, NY 10158
T. Rowe Price Associates, Inc.	2,224,300	(17)	8.1%
100 E. Pratt Street Baltimore, MD 21202
William Blair & Company, L.L.C	1,993,280	(18)	7.3%
222 W. Adams Street Chicago, IL 60606
Oz Management LP, Och-Ziff Holding Corporation, Och-Ziff Capital Management Group LLC, Daniel S. Och and Oz Master Fund, Ltd.	1,437,962	(19)	5.3%

*	Represents beneficial ownership of less than 1%.

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of May 1,2008 upon the exercise of an option or other convertible security are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

(2)	Consists of 30,000 shares that Dr. Bradley has the right to acquire within 60 days of May 1, 2008 upon the exercise of options held by him.

(3)	Includes 6,591,205 shares held by TRU ST PARTNERSHIP, L.P., a Pennsylvania general partnership (“TRU ST”) (also see footnote 15 below). Also includes 23,338 shares held by Provco Leasing Corporation (“Provco”), of which Dr. Caruso is President and sole director and 19,000 shares held by The Uncommon Individual Foundation, of which Dr. Caruso is the Chief Executive Officer. Provco is the corporate general partner of TRU ST. Dr. Caruso may be deemed to have shared voting and dispositive power over the shares held by TRU ST and Provco. Also includes 38,071 shares owned by Dr. Caruso and 40,000 shares that Dr. Caruso has the right to acquire within 60 days of May 1, 2008 upon the exercise of options held by him. Dr. Caruso disclaims beneficial ownership of the shares held by TRU ST, except to the extent of his pecuniary interest therein. Dr. Caruso’s address is c/o TRU ST PARTNERSHIP, L.P, 795 E. Lancaster Avenue, Suite 200, Villanova, PA 19085.

(4)	Includes 963,085 shares that Mr. Essig has the right to acquire within 60 days of May 1, 2008 upon the exercise of options held by him. Excludes outstanding Restricted Units awarded to Mr. Essig in 2004, which entitle him to receive an aggregate of 750,000 shares of common stock. These 750,000 Restricted Units held by Mr. Essig vested on the grant date, but are not yet deliverable and do not give him the right to acquire any shares within 60 days of May 1, 2008. Pursuant to the terms of a forward sale contract entered into with Credit Suisse First Boston Capital LLC on December 14, 2004, Mr. Essig is obligated to deliver to Credit Suisse First Boston Capital LLC on March 28, 2013 between 264,550 and 500,000 shares of common stock (or, at the election of Mr. Essig, the cash equivalent of such shares). Mr. Essig retains voting power over these shares pending the settlement of the forward sale contract.

(5)	Includes 24,460 shares that Mr. Moszkowski has the right to acquire within 60 days of May 1, 2008 upon the exercise of options held by him.

(6)	Includes 15,000 shares that Mr. Schade has the right to acquire within 60 days of May 1, 2008 upon the exercise of options held by him.

(7)	Includes 30,000 shares that Mr. Sullivan has the right to acquire within 60 days of May 1, 2008 upon the exercise of options held by him.

(8)	Includes 39,460 shares that Ms. VanLent has the right to acquire within 60 days of May 1, 2008 upon the exercise of options held by her.

(9)	Includes 203,703 shares that Mr. Henneman has the right to acquire within 60 days of May 1, 2008 upon the exercise of options held by him.

(10)	Includes 58,700 shares that Mr. Carlozzi has the right to acquire within 60 days of May 1, 2008 upon the exercise of options held by him.

(11)	Includes 53,600 shares that Ms. O’Grady has the right to acquire within 60 days of May 1, 2008 upon the exercise of options held by her.

(12)	See footnotes 2 through 11 above.

(13)	FMR LLC, a holding company of investment companies, and Edward C. Johnson 3d each report beneficially owning and having sole dispositive power over 3,425,735 shares of which FMC LLC has sole voting power over 864,558 shares. Of the 3,425,735 shares, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “1940 Act”), is the beneficial owner of 2,499,717 shares as a result of acting as such an investment advisor, Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole dispositive power over 2, 499,717 shares owned by the funds. Members of the family of Mr. Johnson, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the voting agreement, members of the Johnson family group may be deemed under the 1940 Act to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the fund’s board of trustees. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment advisor registered under the 1940 Act, is the beneficial owner of 120,200 shares as a result of its serving as an investment advisor. Mr. Johnson and FMR LLC, through its control of PGALLC, each has sole dispositive power and sole voting power over 120,200 shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined under Section 3(a)(6) of the Exchange Act, is the beneficial owner of 731,609 shares as a result of its serving as an investment manager. Mr. Johnson and FMR LLC, through its control of PGATC, each has sole dispositive power over 731,609 shares and sole voting power over 670,149 shares. Fidelity International Limited (“FIL”) is the beneficial owner of 74,209 shares. Partnerships controlled predominately by members of the family of Mr. Johnson and FIL, or trusts for their benefit, own shares of FIL stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act. However, FMR LLC made the filing of its Schedule 13G/A on a voluntary basis as if all the shares are beneficially owned by FMR LLC and FIL on a joint basis. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by FMR LLC with the Securities and Exchange Commission on February 13, 2008.

(14)	Includes 6,591,205 shares held by TRU ST (see footnote 15 below), of which Provco is the general corporate partner. Provco may be deemed to have shared voting and dispositive power over these shares.

(15)	Pursuant to the terms of a forward sale contract entered into with Credit Suisse First Boston Capital LLC on November 23, 2004, TRU ST is obligated to deliver to Credit Suisse First Boston Capital LLC on January 15, 2013 between 322,581 and 600,000 shares of common stock (or, at the election of TRU ST, the cash equivalent of such shares). TRU ST retains voting power over these shares pending the settlement of the forward sale contract.

(16)	Neuberger Berman Inc. and Neuberger Berman, LLC each have shared dispositive power over all of these shares, shared voting power over 2,415,402 of these shares and sole voting power over 1,600 of these shares Neuberger Berman Management Inc has shared dispositive power over and shared voting power over 2,415,402 of these shares. Neuberger Berman Equity Funds has shared dispositive power over and shared voting power over 2,398,802 of these shares The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by Neuberger Berman Inc., Neuberger Berman, LLC, Neuberger Berman Management Inc, and Neuberger Berman Equity Funds with the Securities and Exchange Commission on February 8, 2008.

(17)	T. Rowe Price Associates, Inc. (“T. Rowe Price”) has sole dispositive power over all of these shares and has sole voting power over 255,200 of these shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by T. Rowe Price with the Securities and Exchange Commission on February 14, 2008.

(18)	William Blair & Company, L.L.C. (“William Blair”) has sole dispositive and voting power over all of these shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by William Blair with the Securities and Exchange Commission on January 9, 2008.

(19)	Oz Management LP, Och-Ziff Holding Corporation, Och-Ziff Capital Management Group LLC and Daniel S. Och. have shared dispositive voting power and shared voting power over these shares. Oz Master Fund, Ltd. has shared dispositive power and shared voting power over 1,421,231 of these shares. For purposes of the reporting requirements of the Exchange, Oz Management LP, Och-Ziff Holding Corporation, Och-Ziff Capital Management Group LLC, Daniel S. Och and Oz Master Fund, Ltd. may be deemed to be a beneficial owner of such securities; however, each of them expressly disclaims that it or he is, in fact, the beneficial owner of such securities. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by Oz Management LP, Och-Ziff Holding Corporation, Och-Ziff Capital Management Group LLC, Daniel S. Och and Oz Master Fund, Ltd with the Securities and Exchange Commission on March 10, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, as well as persons beneficially owning more than 10% of the Company’s outstanding shares of common stock and certain other holders of such shares (collectively, “Covered Persons”), to file with the Securities and Exchange Commission, within specified time periods, initial reports of ownership and subsequent reports of changes in ownership of common stock and other equity securities of the Company.

Based solely upon the Company’s review of copies of such reports furnished to it and upon representations of Covered Persons that no other reports were required, to the Company’s knowledge all of the Section 16(a) filing requirements applicable to Covered Persons were complied with during 2007, except for the following, which resulted from an administrative error: a statement of changes in beneficial ownership of securities on Form 4 for five exercises of stock options and one sale of stock on July 6, 2007 was filed late by Gerard Carlozzi, an executive officer of the Company.

STOCKHOLDER PROPOSALS

The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for the 2009 Annual Meeting of Stockholders is December 16, 2008. Such proposals must be sent to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Senior Vice President, General Counsel, Human Resources and Secretary. The date after which notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is considered untimely is March 2, 2009. If notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is received by the Company after March 2, 2009, then the Company’s proxy for the 2009 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for such annual meeting of stockholders.

OTHER MATTERS

A copy of the Company’s 2007 Annual Report to Stockholders is being mailed simultaneously herewith to stockholders but is not to be regarded as proxy solicitation material. In addition, our Code of Conduct, which applies to all of the Company’s directors and officers, and the charters for each of our Audit, Compensation, and Nominating and Corporate Governance Committees are accessible via our website at www.integra-LS.com through the “Investor Relations” link under the heading “Corporate Governance.”

The Company, upon request, will furnish to record and beneficial holders of its common stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules, but without exhibits) for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission on May 16, 2008. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the investor relations department, at the offices of the Company set forth on page one of this Proxy Statement.

By order of the Board of Directors,

/s/ Richard D. Gorelick
Richard D. Gorelick
Senior Vice President, General Counsel,
  Human Resources and Secretary

Plainsboro, New Jersey
May 30, 2008

APPENDIX A

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

(EFFECTIVE AS OF          , 2008,
SUBJECT TO STOCKHOLDER APPROVAL)

(Language added is underscored. Language deleted is shown in brackets.)

WHEREAS, Integra LifeSciences Holdings Corporation (the “Company”) desires to have the ability to award certain equity-based benefits to certain “Key Employees” and “Associates” (as defined below);

NOW, THEREFORE, the Integra LifeSciences Holdings Corporation Amended and Restated 2003 Equity Incentive Plan is hereby adopted under the following terms and conditions. This Plan amends and restates in its entirety the Integra LifeSciences Holdings Corporation 2003 Equity Incentive Plan, originally adopted by the Board as of February 2, 2003 and approved by the Company’s stockholders as of May 21, 2003.

1)  Purpose.  The Plan is intended to provide a means whereby the Company may grant ISOs to Key Employees and may grant NQSOs, Restricted Stock, Stock Appreciation Rights, Performance Stock, Contract Stock and Dividend Equivalent Rights to Key Employees and Associates. Thereby, the Company expects to attract and retain such Key Employees and Associates and to motivate them to exercise their best efforts on behalf of the Company and any Related Corporations and Affiliates.

2)  Definitions

a) “Affiliate” shall mean an entity in which the Company or a Related Corporation has a 50 percent or greater equity interest.

b) “Associate” shall mean a designated nonemployee director, consultant or other person providing services to the Company, a Related Corporation or an Affiliate.

c) “Award” shall mean ISOs, NQSOs, Restricted Stock, Stock Appreciation Rights, Performance Stock, Contract Stock and/or Dividend Equivalent Rights awarded by the Committee to a Participant.

d) “Award Agreement” shall mean a written document evidencing the grant of an Award, as described in Section 10.1.

e) “Board” shall mean the Board of Directors of the Company.

f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

g) “Committee” shall mean the Company’s Compensation Committee of the Board, which shall consist solely of not fewer than two directors of the Company who shall be appointed by, and serve at the pleasure of, the Board (taking into consideration the rules under section 16(b) of the Exchange Act and the requirements of section 162(m) of the Code).

h) “Company” shall mean Integra LifeSciences Holdings Corporation, a Delaware corporation.

i) “Contract Date” shall mean the date specified in the Award Agreement on which a Participant is entitled to receive Contract Stock, provided he or she is still providing services to the Company, a Related Corporation, or an Affiliate on such date.

j) “Contract Stock” shall mean an Award that entitles the recipient to receive unrestricted Shares, without payment, if the recipient is still providing services to the Company or a Related Corporation as of a future date specified in the Award Agreement.

k) “Disability” shall mean separation from service as a result of “permanent and total disability,” as defined in section 22(e)(3) of the Code.

l) “Dividend Equivalent Right” shall mean an Award that entitles the recipient to receive a benefit in lieu of cash dividends that would have been payable on any or all Shares subject to another Award granted to the Participant had such Shares been outstanding.

m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

n) “Fair Market Value” shall mean the following, arrived at by a good faith determination of the Committee:

i) if there are sales of Shares on a national securities exchange or in an over-the-counter market on the date of grant (or on such other date as value must be determined), then the quoted closing price on such date; or

ii) if there are no such sales of Shares on the date of grant (or on such other date as value must be determined)[but there are such sales on dates within a reasonable period both before and after such date, the weighted average of the quoted closing price on the nearest date before and the nearest date after such date on which there were such sales], then the quoted closing price on the last preceding date for which such quotation exists; or

iii) if the Shares are not listed on an established securities exchange or over-the-counter market system on the date of grant, but the Shares are regularly quoted by a recognized securities dealer, then the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists;[if actual sales are not available during a reasonable period beginning before and ending after the date of grant (or on such other date as value must be determined), then the mean between the bid and asked price on such date as reported by the National Quotation Bureau] or

iv) if paragraphs (i) through (iii) above are not applicable, then such other method of determining fair market value as shall be adopted by the Committee.

[Where the Fair Market Value of Shares is determined under paragraph (ii) above, the average of the quoted closing prices on the nearest date before and the nearest date after the last business day prior to the specified date shall be weighted inversely by the respective numbers of trading days between the dates of reported sales and such date (i.e., the valuation date), in accordance with Treas. Reg. § 20.2031-2(b)(1), or any successor thereto.]

o) “ISO” shall mean an Option which, at the time such Option is granted under the Plan, qualifies as an incentive stock option within the meaning of section 422 of the Code, unless the Award Agreement states that the Option will not be treated as an ISO.

p) “Key Employee” shall mean an officer, executive, or managerial or nonmanagerial employee of the Company, a Related Corporation, or an Affiliate.

q) “More-Than-10-Percent Stockholder” shall mean any person who at the time of grant owns, directly or indirectly, or is deemed to own by reason of the attribution rules of section 424(d) of the Code, Shares possessing more than 10 percent of the total combined voting power of all classes of Shares of the Company or of a Related Corporation.

r) “NQSO” shall mean an Option that, at the time such Option is granted to a Participant, does not meet the definition of an ISO, whether or not it is designated as a nonqualified stock option in the Award Agreement.

s) “Option” is an Award entitling the Participant on exercise thereof to purchase Shares at a specified exercise price.

t) “Participant” shall mean a Key Employee or Associate who has been granted an Award under the Plan.

u) “Performance Stock” shall mean an Award that entitles the recipient to receive Shares, without payment, following the attainment of designated Performance Goals.

v) “Performance Goals” shall mean goals deemed by the Committee to be important to the success of the Company or any of its Related Corporations or Affiliates. The Committee shall establish the specific measures for each such goal at the time an Award of Performance Stock is granted. In creating these measures, the Committee shall use one or more of the following business criteria: return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of Shares, economic value added, total stockholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, capacity utilization, increase in customer base, environmental health and safety, diversity, and/or quality. The business criteria may be expressed in absolute terms or relative to the performance of other companies or an index.

w) “Plan” shall mean the Integra LifeSciences Holdings Corporation Amended and Restated 2003 Equity Incentive Plan, as set forth herein and as it may be amended from time to time.

x) “Related Corporation” shall mean either a “subsidiary corporation” of the Company (if any), as defined in section 424(f) of the Code, or the “parent corporation” of the Company (if any), as defined in section 424(e) of the Code.

y) “Restricted Stock” shall mean an Award that grants the recipient Shares at no cost but subject to whatever restrictions are determined by the Committee.

z) “Securities Act” shall mean the Securities Act of 1933, as amended.

aa) “Shares” shall mean shares of common stock of the Company, par value $0.01 per share.

bb) “Stock Appreciation Right” shall mean an Award entitling the recipient on exercise to receive an amount, in cash or Shares or a combination thereof (such form to be determined by the Committee), determined in whole or in part by reference to appreciation in Share value.

3.  Administration

a) The Plan shall be administered by the Committee. Each member of the Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of the Company. Acts approved by a majority of the members of the Committee at which a quorum is present, or acts without a meeting reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. Any authority of the Committee may be delegated either by the Committee or the Board to a committee of the Board or any other Plan administrator, but only to the extent such delegation complies with the requirements of Section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act or as required by any other applicable rule or regulation.

b) The Committee shall have the authority:

i) to select the Key Employees and Associates to be granted Awards under the Plan and to grant such Awards at such time or times as it may choose;

ii) to determine the type and size of each Award, including the number of Shares subject to the Award;

iii) to determine the terms and conditions of each Award;

iv) to amend an existing Award in whole or in part (including the extension of the exercise period for any NQSO), except that the Committee may not (A) lower the exercise price of any Option or Stock Appreciation Right, or (B) without the consent of the Participant holding the Award, take any action under this clause if such action would adversely affect the rights of such Participant;

v) to adopt, amend and rescind rules and regulations for the administration of the Plan;

vi) to interpret the Plan and decide any questions and settle any controversies that may arise in connection with it; and

vii) to adopt such modifications, amendments, procedures, sub-plans and the like, which may be inconsistent with the provisions of the Plan, as may be necessary to comply with the laws and regulations of other countries in which the Company and its Related Corporations and Affiliates operate in order to assure the viability of Awards granted under the Plan to individuals in such other countries.

Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, shall be conclusive and shall bind all parties. Nothing in this subsection (b) shall be construed as limiting the power of the Board or the Committee to make the adjustments described in Sections 8.3 and 8.4.

4.  Effective Date and Term of Plan

a) Effective Date.  The Plan, as amended and restated, having been adopted by the Board on April 23, 2008 [February 2, 2003], [shall become effective on that date, but] is subject to the approval of the stockholders of the Company in accordance with [pursuant to] Section 9(b), and shall become effective on the date on which such approval is obtained. [Awards may be granted under the Plan prior to such stockholder approval (but after the Board’s adoption of the Plan), subject to such stockholder approval.]

b) Term of Plan for ISOs.  No ISO may be granted under the Plan after February 23, 2013, but ISOs previously granted may extend beyond that date. Awards other than ISOs may be granted after that date.

5.  Shares Subject to the Plan.  The aggregate number of Shares that may be delivered under the Plan is 4,000,000. Further, no Key Employee shall receive Awards [Options and/or Stock Appreciation Rights] for more than 1,000,000 Shares in the aggregate during any calendar year under the Plan. However, the limits in the preceding two sentences shall be subject to the adjustment described in Section 8.3. Shares delivered under the Plan may be authorized but unissued Shares or reacquired Shares, and the Company may purchase Shares required for this purpose, from time to time, if it deems such purchase to be advisable. Any Shares still subject to an Option which expires or otherwise terminates for any reason whatever (including, without limitation, the surrender thereof) without having been exercised in full, any Shares that are still subject to an Award that is forfeited, any Shares withheld for the payment of taxes with respect to an Award, and the Shares subject to an Award which is payable in Shares or cash and that is satisfied in cash rather than in Shares shall continue to be available for Awards under the Plan.

6.  Eligibility.  The class of individuals who shall be eligible to receive Awards under the Plan shall be the Key Employees (including any directors of the Company who are also officers or Key Employees) and the Associates. More than one Award may be granted to a Key Employee or Associate under the Plan.

7.  Types of Awards

7.1  Options

a) Kinds of Options.  Both ISOs and NQSOs may be granted by the Committee under the Plan. However, ISOs may only be granted to Key Employees of the Company or of a Related Corporation. NQSOs may be granted to both Key Employees and Associates. Once an ISO has been granted, no action by the Committee that would cause the Option to lose its status as an ISO under the Code will be effective without the consent of the Participant holding the Option.

b) $100,000 Limit.  The aggregate Fair Market Value of the Shares with respect to which ISOs are exercisable for the first time by a Key Employee during any calendar year (counting ISOs under this Plan and under any other stock option plan of the Company or a Related Corporation) shall not exceed $100,000. If an Option intended as an ISO is granted to a Key Employee and the Option may not be treated in whole or in part as an ISO pursuant to the $100,000 limit, the Option shall be treated as an ISO to the extent it may be so treated under the limit and as an NQSO as to the remainder. For purposes of determining whether an ISO would cause the limit to be exceeded, ISOs shall be taken into account in the order granted. The annual limits set forth above for ISOs shall not apply to NQSOs.

c) Exercise Price.  The exercise price of an Option shall be determined by the Committee, subject to the following:

i) The exercise price of an ISO shall not be less than the greater of (A) 100 percent (110 percent in the case of an ISO granted to a More-Than-10-Percent Stockholder) of the Fair Market Value of the Shares subject to the Option, determined as of the time the Option is granted, or (B) the par value per Share.

ii) The exercise price of an NQSO shall not be less than the greater of (A) 100 percent of the Fair Market Value of the Shares subject to the Option, determined as of the time the Option is granted, or (B) the par value per Share.

d) Term of Options.  The term of each Option may not be more than 10 years (five years, in the case of an ISO granted to a More-Than-10-Percent Stockholder) from the date the Option was granted, or such earlier date as may be specified in the Award Agreement.

e) Exercise of Options.  An Option shall become exercisable at such time or times (but not less than three months from the date of grant), and on such conditions, as the Committee may specify. The Committee may at any time and from time to time accelerate the time at which all or any part of the Option may be exercised. Any exercise of an Option must be in writing, signed by the proper person, and delivered or mailed to the Company, accompanied by (i) any other documents required by the Committee and (ii) payment in full in accordance with subsection (f) below for the number of Shares for which the Option is exercised (except that, in the case of an exercise arrangement approved by the Committee and described in subsection (f)(iii) below, payment may be made as soon as practicable after the exercise). Only full shares shall be issued under the Plan, and any fractional share that might otherwise be issuable upon exercise of an Option granted hereunder shall be forfeited.

f) Payment for Shares.  Shares purchased on the exercise of an Option shall be paid for as follows:

i) in cash or by check (acceptable to the Committee), bank draft, or money order payable to the order of the Company;

ii) in Shares previously acquired by the Participant; provided, however, that if such Shares were acquired through the exercise of an ISO and are used to pay the Option price of an ISO, such Shares have been held by the Participant for a period of not less than the holding period described in section 422(a)(1) of the Code on the date of exercise, or if such Shares were acquired through the exercise of an NQSO and are used to pay the Option price of an ISO, or if such Shares were acquired through the exercise of an ISO or an NQSO and are used to pay the Option price of an NQSO, such Shares have been held by the Participant for such period of time as required to be considered “mature” Shares for purposes of accounting treatment;

iii) by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price of the Option; or

iv) by any combination of the above-listed forms of payment.

In the event the Option price is paid, in whole or in part, with Shares, the portion of the Option price so paid shall be equal to the Fair Market Value on the date of exercise of the Option of the Shares surrendered in payment of such Option price.

7.2.  Stock Appreciation Rights

a) Grant of Stock Appreciation Rights.  Stock Appreciation Rights may be granted to a Key Employee or Associate by the Committee. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan. A Stock Appreciation Right granted in tandem with an Option that is not an ISO may be granted either at or after the time the Option is granted. A Stock Appreciation Right granted in tandem with an ISO may be granted only at the time the ISO is granted.

b) Nature of Stock Appreciation Rights.  A Stock Appreciation Right entitles the Participant to receive, with respect to each Share as to which the Stock Appreciation Right is exercised, the excess of the Share’s Fair Market Value on the date of exercise over its Fair Market Value on the date the Stock Appreciation Right was granted. Such excess shall be paid in cash, Shares, or a combination thereof, as determined by the Committee.

c) Rules Applicable to Tandem Awards.  When Stock Appreciation Rights are granted in tandem with Options, the number of Stock Appreciation Rights granted to a Participant that shall be exercisable during a specified period shall not exceed the number of Shares that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the Stock Appreciation Right relating to the Shares covered by such Option will terminate. Upon the exercise of a Stock Appreciation Right, the related Option will terminate to the extent of an equal number of Shares. The Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option. The Stock Appreciation Right will be transferable only when the related Option is transferable, and under the same conditions. A Stock Appreciation Right granted in tandem with an ISO may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the exercise price of such ISO.

d) Exercise of Independent Stock Appreciation Rights.  A Stock Appreciation Right not granted in tandem with an Option shall become exercisable at such time or times, and on such conditions, as the Committee may specify in the Award Agreement. The Committee may at any time accelerate the time at which all or any part of the Stock Appreciation Right may be exercised. Any exercise of an independent Stock Appreciation Right must be in writing, signed by the proper person, and delivered or mailed to the Company, accompanied by any other documents required by the Committee.

e) Term of Stock Appreciation Rights.  The term of each Stock Appreciation Right may not be more than 10 years from the date the Stock Appreciation Right was granted, or such earlier date as may be specified in the Award Agreement.

7.3.  Restricted Stock

a) General Requirements.  Restricted Stock may be issued or transferred to a Key Employee or Associate (for no consideration), to the extent permitted by applicable law.

b) Rights as a Stockholder.  Unless the Committee determines otherwise, a Key Employee or Associate who receives Restricted Stock shall have certain rights of a stockholder with respect to the Restricted Stock, including voting and dividend rights, subject to the restrictions described in subsection (c) below and any other conditions imposed by the Committee at the time of grant. Unless the Committee determines otherwise, certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such Shares are free of all restrictions under the Plan.

c) Restrictions.  Except as otherwise specifically provided by the Plan, Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of, and if the Participant ceases to provide services to any of the Company and its Related Corporations and Affiliates for any reason, must be forfeited to the Company. These restrictions will lapse at such time or times, and on such conditions, as the Committee may specify in the Award Agreement. Upon the lapse of all restrictions, the Shares will cease to be Restricted Stock for purposes of the Plan. The Committee may at any time accelerate the time at which the restrictions on all or any part of the Shares will lapse.

d) Notice of Tax Election.  Any Participant making an election under section 83(b) of the Code for the immediate recognition of income attributable to an Award of Restricted Stock must provide a copy thereof to the Company within 10 days of the filing of such election with the Internal Revenue Service.

7.4.  Performance Stock; Performance Goals

a) Grant.  The Committee may grant Performance Stock to any Key Employee or Associate, conditioned upon the meeting of designated Performance Goals. The Committee shall determine the number of Shares of Performance Stock to be granted.

b) Performance Period and Performance Goals.  When Performance Stock is granted, the Committee shall establish the performance period during which performance shall be measured, the Performance Goals, and such other conditions of the Award as the Committee deems appropriate.

c) Delivery of Performance Stock.  At the end of each performance period, the Committee shall determine to what extent the Performance Goals and other conditions of the Award have been met and the number of Shares, if any, to be delivered with respect to the Award.

7.5.  Contract Stock

a) Grant.  The Committee may grant Contract Stock to any Key Employee or Associate, conditioned upon the Participant’s continued provision of services to the Company and its Related Corporations and Affiliates through the date specified in the Award Agreement. The Committee shall determine the number of Shares of Contract Stock to be granted.

b) Contract Date.  When Contract Stock is granted, the Committee shall establish the Contract Date on which the Contract Stock shall be delivered to the Participant, provided the Participant is still providing services to the Company and its Related Corporations and Affiliates on such date.

c) Delivery of Contract Stock.  If the Participant is still providing services to the Company and its Related Corporations and Affiliates as of the Contract Date, the Committee shall cause the Contract Stock to be delivered to the Participant in accordance with the terms of the Award Agreement.

7.6.  Dividend Equivalent Rights.  The Committee may provide for payment to a Key Employee or Associate of Dividend Equivalent Rights, either currently or in the future, or for the investment of such Dividend Equivalent Rights on behalf of the Participant.

8.  Events Affecting Outstanding Awards

8.1.  Termination of Service (Other Than by Death or Disability).  If a Participant ceases to provide services to the Company and its Related Corporations and Affiliates for any reason other than death or Disability, as the case may be, the following shall apply:

a) Except as otherwise determined by the Committee, all Options and Stock Appreciation Rights held by the Participant that were not exercisable immediately prior to the Participant’s termination of service shall terminate at that time. Any Options or Stock Appreciation Rights that were exercisable immediately prior to the termination of service will continue to be exercisable for six months (or for such longer period as the Committee may determine), and shall thereupon terminate, unless the Award Agreement provides by its terms for immediate termination or for termination in less than six months in the event of termination of service.

In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section. For purposes of this subsection (a), a termination of service shall not be deemed to have resulted by reason of a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee.

b) Except as otherwise determined by the Committee, all Restricted Stock held by the Participant at the time of the termination of service must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock shall be so transferred without any further action by the Participant), in accordance with Section 7.3.

c) Except as otherwise determined by the Committee, all Performance Stock, Contract Stock, and Dividend Equivalent Rights to which the Participant was not irrevocably entitled prior to the termination of service shall be forfeited and the Awards canceled as of the date of such termination of service.

8.2.  Death or Disability.  If a Participant dies or incurs a Disability, the following shall apply:

a) Except as otherwise determined by the Committee, all Options and Stock Appreciation Rights held by the Participant immediately prior to death or Disability, as the case may be, to the extent then exercisable, may be exercised by the Participant or by the Participant’s legal representative (in the case of Disability), or by the Participant’s executor or administrator or by the person or persons to whom the Option or Stock Appreciation Right is transferred by will or the laws of descent and distribution, at any time within the one-year period ending with the first anniversary of the Participant’s death or Disability (or such shorter or longer period as the Committee may determine), and shall thereupon terminate. In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section. Except as otherwise determined by the Committee, all Options and Stock Appreciation Rights held by a Participant immediately prior to death or Disability that are not then exercisable shall terminate at the date of death or Disability.

b) Except as otherwise determined by the Committee, all Restricted Stock held by the Participant at the date of death or Disability, as the case may be, must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock shall be so transferred without any further action by the Participant), in accordance with Section 7.3.

c) Except as otherwise determined by the Committee, all Performance Stock, Contract Stock, and Dividend Equivalent Rights to which the Participant was not irrevocably entitled prior to death or Disability, as the case may be, shall be forfeited and the Awards canceled as of the date of death or Disability.

8.3.  Capital Adjustments.  The maximum number of Shares that may be delivered under the Plan, and the maximum number of Shares with respect to which Awards [Options or Stock Appreciation Rights] may be granted to any Key Employee or Associate under the Plan, both as stated in Section 5, and the number of Shares issuable upon the exercise or vesting of outstanding Awards under the Plan (as well as the exercise price per Share under outstanding Options or Stock Appreciation Rights), shall be proportionately adjusted, as may be deemed appropriate by the Committee, to reflect any increase or decrease in the number of issued Shares resulting from a subdivision (share-split), consolidation (reverse split), stock dividend, or similar change in the capitalization of the Company.

8.4.  Certain Corporate Transactions

a) In the event of a corporate transaction (as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), each outstanding Award shall be assumed by the surviving or successor entity; provided, however, that in the event of a proposed corporate transaction, the Committee may terminate all or a portion of any outstanding Award, effective upon the closing of the corporate transaction, if it determines that such termination is in the best interests of the Company. If the Committee decides to terminate outstanding Options or Stock Appreciation Rights, the Committee shall give each Participant holding an Option or Stock Appreciation Right to be terminated not less than seven days’ notice prior to any such termination, and any Option or Stock Appreciation Right that is to be so terminated may be exercised (if and only to the extent that it is then exercisable) up to, and including the date immediately preceding such termination. Further, the Committee, in its discretion, may (i) accelerate, in whole or in part, the date on which any or all Options and Stock Appreciation Rights become exercisable, (ii) remove the restrictions from outstanding Restricted Stock, (iii) cause the delivery of any Performance Stock, even if the associated Performance Goals have not been met, (iv) cause the delivery of any Contract Stock, even if the Contract Date has not been reached; and/or (v) cause the payment of any Dividend Equivalent Rights. The Committee also may, in its discretion, change the terms of any outstanding Award to reflect any such corporate transaction, provided that, in the case of ISOs, such change would not constitute a “modification” under section 424(h) of the Code, unless the Participant consents to the change.

b) With respect to an outstanding Award held by a Participant who, following the corporate transaction, will be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in such transaction or an affiliate of such an entity, the Committee may, in lieu of the action described in subsection (a) above, arrange to have such surviving or acquiring entity or affiliate grant to the Participant a replacement award which, in the judgment of the Committee, is substantially equivalent to the Award.

8.5.  Exercise Upon Change in Control

a) Notwithstanding any other provision of this Plan, all outstanding Options and all Stock Appreciation Rights shall become fully vested and exercisable, all Performance Stock and all Dividend Equivalent Rights shall become fully vested, all Contract Stock shall become immediately payable, and all restrictions shall be removed from any outstanding Restricted Stock, upon a Change in Control.

b) “Change in Control” shall mean:

i) An acquisition (other than directly from the Company) of any voting securities of the Company (“Voting Securities”) by any “Person” (as such term is used for purposes of section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50 percent or more of the combined voting power of all the then outstanding Voting Securities, other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction which complies with paragraph (iii)(A) and (B) below shall not be a Change in Control under this paragraph (i);

ii) The individuals who, as of March 1, 2003, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the stockholders, of any new director was approved by a vote of at least two-thirds of the members of the Board who constitute Incumbent Board members, such new directors shall for all purposes be considered as members of the Incumbent Board as of March 1, 2003, provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

iii) consummation by the Company of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of (I) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (II) if applicable, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly, by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities; and (B) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination;

iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

v) acceptance by the stockholders of the Company of shares in a share exchange if the stockholders of the Company immediately before such share exchange do not own, directly or indirectly, immediately following such share exchange more than 50 percent of the combined voting power of the outstanding Voting Securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.

9.  Amendment or Termination of the Plan

a) In General.  The Board, pursuant to a written resolution, may from time to time suspend or terminate the Plan or amend it and, except as provided in Section 3(b)(iv), 7.1(a), and 8.4(a), the Committee may amend any outstanding Awards in any respect whatsoever; except that, without the approval of the stockholders (given in the manner set forth in subsection (b) below): no amendment may be made that would:

(A) change the class of employees eligible to participate in the Plan with respect to ISOs;

(B) except as permitted under Section 8.3, increase the maximum number of Shares with respect to which ISOs may be granted under the Plan;

(C) extend the duration of the Plan under Section 4(b) with respect to any ISOs granted hereunder; or

(D) reprice or regrant through cancellation, or modify (except in connection with a change in the Company’s capitalization) any award, if the effect would be to reduce the exercise price for the shares underlying such award.

ii) no amendment may be made that would constitute a modification of the material terms of the “performance goal(s)” within the meaning of Treas. Reg. § 1.162-27(e)(4)(vi) or any successor thereto (to the extent compliance with section 162(m) of the Code is desired).

Notwithstanding the foregoing, no such suspension, termination or amendment shall materially impair the rights of any Participant holding an outstanding Award without the consent of such Participant.

b) Manner of Stockholder Approval.  The approval of stockholders must be effected by a majority of the votes cast (including abstentions, to the extent abstentions are counted as voting under applicable state law) in a separate vote at a duly held stockholders’ meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the Plan.

10.  Miscellaneous

10.1.  Documentation of Awards.  Awards shall be evidenced by such written Award Agreements, if any, as may be prescribed by the Committee from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters, or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.

10.2.  Rights as a Stockholder.  Except as specifically provided by the Plan or an Award Agreement, the receipt of an Award shall not give a Participant rights as a stockholder; instead, the Participant shall obtain such rights, subject to any limitations imposed by the Plan or the Award Agreement, upon the actual receipt of Shares.

10.3.  Conditions on Delivery of Shares.  The Company shall not deliver any Shares pursuant to the Plan or remove restrictions from Shares previously delivered under the Plan (i) until all conditions of the Award have been satisfied or removed, (ii) until all applicable Federal and state laws and regulations have been complied with, and (iii) if the outstanding Shares are at the time of such delivery listed on any stock exchange, until the Shares to be delivered have been listed or authorized to be listed on such exchange. If an Award is exercised by the Participant’s legal representative, the Company will be under no obligation to deliver Shares pursuant to such exercise until the Company is satisfied as to the authority of such representative.

10.4.  Registration and Listing of Shares.  If the Company shall deem it necessary to register under the Securities Act or any other applicable statute any Shares purchased under this Plan, or to qualify any such Shares for an exemption from any such statutes, the Company shall take such action at its own expense. If Shares are listed on any national securities exchange at the time any Shares are purchased hereunder, the Company shall make prompt application for the listing on such national securities exchange of such Shares, at its own expense. Purchases and grants of Shares hereunder shall be postponed as necessary pending any such action.

10.5.  Compliance with Rule 16b-3.  All elections and transactions under this Plan by persons subject to Rule 16b-3, promulgated under section 16(b) of the Exchange Act, or any successor to such Rule, are intended to comply with at least one of the exemptive conditions under such Rule. The Committee shall establish such administrative guidelines to facilitate compliance with at least one such exemptive condition under Rule 16b-3 as the Committee may deem necessary or appropriate.

10.6.  Tax Withholding

a)  Obligation to Withhold.  The Company shall withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all Federal, state, and local withholding tax requirements (the “Withholding Requirements”). In the case of an Award pursuant to which Shares may be delivered, the Committee may require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the Withholding Requirements, or make other arrangements satisfactory to the Committee with regard to the Withholding Requirements, prior to the delivery of any Shares.

b)  Election to Withhold Shares.  The Committee, in its discretion, may permit or require the Participant to satisfy the federal, state, and/or local withholding tax, in whole or in part, by electing to have the Company withhold Shares (or by returning previously acquired Shares to the Company); provided, however, that the Company may limit the number of Shares withheld to satisfy the Withholding Requirements to the extent necessary to avoid adverse accounting consequences. Shares shall be valued, for purposes of this subsection (b), at their Fair Market Value (determined as of the date an amount is includible in income by the Participant (the “Determination Date”), rather than the date of grant). If Shares acquired by the exercise of an ISO are used to satisfy the Withholding Requirements, such Shares must have been held by the Participant for a period of not less than the holding period described in section 422(a)(1) of the Code as of the Determination Date. The Committee shall adopt such withholding rules as it deems necessary to carry out the provisions of this Section.

10.7.  Transferability of Awards.  No ISO may be transferred other than by will or by the laws of descent and distribution. No other Award may be transferred, except to the extent permitted in the applicable Award Agreement. During a Participant’s lifetime, an Award requiring exercise may be exercised only by the Participant (or, in the event of the Participant’s incapacity, by the person or persons legally appointed to act on the Participant’s behalf).

10.8.  Registration.  If the Participant is married at the time Shares are delivered and if the Participant so requests at such time, the certificate or certificates for such Shares shall be registered in the name of the Participant and the Participant’s spouse, jointly, with right of survivorship.

10.9.  Acquisitions.   Notwithstanding any other provision of this Plan, Awards may be granted hereunder in substitution for awards held by directors, key employees, and associates of other corporations who are about to, or have, become Key Employees or Associates as a result of a merger, consolidation, acquisition of assets, or similar transaction by the Company or a Related Corporation or (in the case of Awards other than ISOs) an Affiliate. The terms of the substitute Awards so granted may vary from the terms set forth in this Plan to such extent as the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

10.10.  Employment Rights.  Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued employment by the Company or any of its Related Corporations or Affiliates or affect in any way the right of any of the foregoing to terminate an employment relationship at any time.

10.11.  Indemnification of Board and Committee.  Without limiting any other rights of indemnification that they may have from the Company or any of its Related Corporations or Affiliates, the members of the Board and the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any claim, action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection with, the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part. Upon the making or institution of any such claim, action, suit or proceeding, the Board or Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle it on his or her own behalf. The provisions of this Section shall not give members of the Board or the Committee greater rights than they would have under the Company’s by-laws or Delaware law.

10.12.  Application of Funds.  Any cash proceeds received by the Company from the sale of Shares pursuant to Awards granted under the Plan shall be added to the general funds of the Company. Any Shares received in payment for additional Shares upon exercise of an Option shall become treasury stock.

10.13.  Governing Law.  The Plan shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, except as provided in Section 10.12, the laws of the State of Delaware (without reference to the principles of conflict of laws) shall govern the operation of, and the rights of Participants under, the Plan and Awards granted hereunder.

APPENDIX B

AMENDMENT TO THE
INTEGRA LIFESCIENCES HOLDINGS CORPORATION
2003 EQUITY INCENTIVE PLAN
(SUBJECT TO STOCKHOLDER APPROVAL)

This Amendment (the “Amendment”) to the Integra LifeSciences Holdings Corporation 2003 Equity Incentive Plan (the “Plan”), which was adopted by the Board of Directors of Integra LifeSciences Holdings Corporation (the “Company”) on April 23, 2008, subject to approval by the stockholders of the Company, amends the Plan as follows:

The first sentence of Section 5 is hereby amended to read in its entirety as follows:

“The aggregate number of Shares that may be delivered under the Plan is 4,750,000.”

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has caused this Amendment to be executed on this   day of     , 2008.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:
Name:

Title:

B-1

ANNUAL MEETING OF STOCKHOLDERS OF INTEGRA LIFESCIENCES HOLDINGS CORPORATION July 9, 2008 The proxy statement and annual report to security holders are available on our internet site at http://investor.integra-ls.com/financials.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00003333333330330000 2 070908 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: FOR AGAINST ABSTAIN Thomas J. Baltimore, Jr. Keith Bradley Richard E. Caruso Stuart M. Essig Neal Moszkowski Christian S. Schade James M. Sullivan Anne M. VanLent 2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2008. 3. Proposal to approve the terms of the Amended and Restated 2003 Equity Incentive Plan. 4. Proposal to approve an amendment to the 2003 Equity Incentive Plan to increase the number of shares that may be issued or awarded under the plan. To change the address on your account, please check the box at right and In their discretion, the Proxies are authorized, to the extent permitted by the rules of indicate your new address in the address space above. Please note that the Securities and Exchange Commission, to vote upon such other business as may changes to the registered name(s) on the account may not be submitted via this method. properly come before the meeting or any adjournment or postponement thereof. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 PROXY CARD INTEGRA LIFESCIENCES HOLDINGS CORPORATION 311 ENTERPRISE DRIVE PLAINSBORO, NEW JERSEY 08536 PROXY — Annual Meeting of Stockholders — Wednesday, July 9, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Stuart M. Essig and John B. Henneman, III as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Integra LifeSciences Holdings Corporation (the “Company”) held of record by the undersigned on May 22, 2008 at the Annual Meeting of Stockholders to be held on Wednesday, July 9, 2008 or at any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 2, 3 AND 4; FOR ALL NOMINEES LISTED FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1; AND IN ACCORDANCE WITH THE PROXIES’ JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. (Continued and to be signed on the reverse side.) 14475